Exhibit 10.1

Dated:  17 July CREATEDATE \@ "yyyy" \* MERGEFORMAT 2024

(1) AUTOLIV, INC. as Parent

(2) AUTOLIV, INC. and AUTOLIV ASP, INC. as Guarantors

(3) AUTOLIV, INC. as Original Borrower

(4) STANDARD CHARTERED BANK as Mandated Lead Arranger

(5) THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Parties) as Original Lenders

(6) STANDARD CHARTERED BANK as Facility Agent

Revolving credit facility agreement
US$125,000,000 Execution Version

Contents

Clause Page

1	DEFINITIONS AND INTERPRETATION	1
2	The FACILITY	16
3	PURPOSE	20
4	CONDITIONS PRECEDENT	21
5	LOANS	21
6	REPAYMENT	22
7	PREPAYMENT AND CANCELLATION	23
8	INTEREST PERIODS	26
9	INTEREST	27
10	CHANGES TO THE CALCULATION OF INTEREST	29
11	PAYMENTS	30
12	TAXES	33
13	INCREASED COSTS	38
14	ILLEGALITY	40
15	GUARANTEE	40
16	REPRESENTATIONS AND WARRANTIES	44
17	INFORMATION UNDERTAKINGS	49
18	GENERAL UNDERTAKINGS	51
19	DEFAULT	58
20	ROLE OF THE FACILITY AGENT	61
21	FEES	68
22	EXPENSES	69
23	STAMP DUTIES	70
24	INDEMNITIES	70
25	EVIDENCE AND CALCULATIONS	71
26	AMENDMENTS AND WAIVERS	71
27	CHANGES TO THE PARTIES	77
28	DISCLOSURE OF INFORMATION	81
29	BAIL-IN	84
30	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS	86
31	CONFIDENTIALITY OF FUNDING RATES	87
32	SET-OFF	88
33	PRO RATA SHARING	88
34	SEVERABILITY	89
35	COUNTERPARTS	89
36	NOTICES	89
37	LANGUAGE	92
38	ENFORCEDMENT	92
39	GOVERNING LAW	93
40	INTEGRATION	93
41	WAIVER OF IMMUNITY	93
42	WAIVER OF JURY TRIAL	93
43	USA PATRIOT ACT	93

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Schedules
1	Lenders and Commitments	94
2	Conditions Precedent Documents	95
Part I	To be delivered before the first Request	95
Part II	For an Additional Borrower	97
3	Form of Request	99
4	Form of Novation Certificate	100
5	Form of Compliance Certificate	102
6	Form of Accession Agreement	103
7	Form of Increase Confirmation	104
8	Form of Substitute Affiliate Lender Designation Notice	106
9	Compounded Rate Terms	108
10	Daily Non-Cumulative Compounded RFR Rate	112
11	Cumulative Compounded RFR Rate	114

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THIS AGREEMENT is made on	17 July CREATEDATE \@ "yyyy" \* MERGEFORMAT 2024

Between

(1) AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) (in this capacity, the “Parent”);

(2) AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) and AUTOLIV ASP, INC. (incorporated under the laws of the State of Indiana, USA) as guarantors (each a “Guarantor” and together, the “Guarantors”);

(3) AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) as the original borrower (the “Original Borrower”);

(4) STANDARD CHARTERED BANK incorporated in England by Royal Charter 1853 of 1 Basinghall Avenue, 5th Floor London EC2V 5DD, United Kingdom as Mandated Lead Arranger (the “Mandated Lead Arranger”);

(5) THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Parties) as lenders (the “Original Lenders”); and

(6) STANDARD CHARTERED BANK incorporated in England by Royal Charter 1853 of 1 Basinghall Avenue, 6th Floor London EC2V 5DD, United Kingdom as facility agent (the “Facility Agent”).

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION TC "1 DEFINITIONS AND INTERPRETATION " \l 1

1.1 Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long‑term unsecured and non-credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Accession Agreement” means a letter, substantially in the form of Schedule 6 (Form of Accession Agreement), with such amendments as the Facility Agent and the Parent may agree.

“Additional Borrower” means a member of the Group which becomes a Borrower after the date of this Agreement.

“Additional Business Day” means any day specified as such in the applicable Compounded Rate Terms.

“Affiliate” means a Subsidiary or a holding company of a person or any other Subsidiary of that holding company.

“Affiliated Lender” means a Lender which is an Affiliate of another Lender.

“Anti-Corruption Laws” means, collectively (a) the US Foreign Corrupt Practices Act 1977, (b) the UK Bribery Act 2010, and (c) any other applicable laws, rules, regulations or codes related to bribery or corruption in any jurisdiction in which any member of the Group is located or doing business.

“Anti-Money Laundering Laws” means laws, regulations and sanctions, state and federal, criminal and civil that: (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) prohibit transactions that are intended to conceal or disguise the nature, location, source, ownership, or control of the proceeds of specified unlawful activity; (c) require identification and documentation of the parties with whom a financial institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include applicable financial recordkeeping and reporting requirements of the US Currency and Foreign Transactions Reporting Act of 1970, the US Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, and the US Money Laundering Control Act of 1986 including the laws relating to prevention and detection of money laundering under 18 USC Section 1956 and 1957.

“Available Commitment” means a Lender's Commitment minus:

(a) the amount of its participation in any outstanding Loans; and

(b) in relation to any proposed drawdown, the amount of its participation in any Loans that are due to be made on or before the proposed Drawdown Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Drawdown Date.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month before the Maturity Date.

“Basel II” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel II: International Convergence of Capital Measurement and Capital Standards: a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

“Basel III” means:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

“Borrower” means the Original Borrower or an Additional Borrower.

“Break Costs” means any amount specified as such in the applicable Compounded Rate Terms.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Frankfurt, London, Stockholm and New York and in relation to:

(a) any date for payment or purchase of an amount relating to a Loan; or

(b) the determination of the first day or the last day of an Interest Period for a Loan, or otherwise in relation to the determination of the length of such an Interest Period,

which is an Additional Business Day relating to that Loan or Unpaid Sum (to the extent one is provided for in the relevant Compounded Rate Terms).

“Central Bank Rate” has the meaning given to that term in the applicable Compounded Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Compounded Rate Terms.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty;

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority;

(c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; or

(d) the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements or amends Basel III or CRD IV (whether such implementation, application or compliance is by a Governmental Authority, Finance Party or any of its Affiliates).

“Commitment” means:

(a) in relation to a Lender which is a Lender on the date of this Agreement, the aggregate of the amounts in US Dollars set opposite its name in Schedule 1 (Parties) and the amount of any other Lender's Commitment acquired by it under Clause 27 (Changes to the Parties) or assumed by it in accordance with and Clause 2.8 (Increase); and

(b) in relation to a Lender which becomes a Lender after the date of this Agreement, the amount of any other Lender's Commitment acquired by it under Clause 27 (Changes to the Parties) or assumed by it in accordance with and Clause 2.8 (Increase), to the extent not cancelled, reduced or transferred under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Compounded Rate Terms” means in relation to:

(a) US Dollars;

(b) a Loan or an Unpaid Sum in that currency;

(c) an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for US Dollars, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 9 (Compounded Rate Terms) or in any Reference Rate Supplement.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:

(a) the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b) the applicable Credit Adjustment Spread.

“Compounding Methodology Supplement” means, in relation to the Daily Non‑Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a) is agreed in writing by the Parent, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);

(b) specifies a calculation methodology for that rate; and

(c) has been made available to the Parent and each Finance Party.

“Confidential Information” means all information which is required by Clause 28.1 (Disclosure (General)) to be kept confidential by the Finance Parties.

“CRD IV” means EU CRD IV and UK CRD IV.

“Credit Adjustment Spread” means, in respect of any Loan, any rate which is either:

(a) specified as such in the applicable Compounded Rate Terms; or

(b) determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology specified in the applicable Compounded Rate Terms.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 11 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Compounded Rate Terms.

“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Default” means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Defaulting Lender” means any Lender:

(a) which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Drawdown Date of that Loan in accordance with Clause 5.3 (Advance of Loans);

(b) which has otherwise rescinded or repudiated a Finance Document; or

(c) with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drawdown Date” means the date of the advance of a Loan.

“Environmental Claim” means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for any Obligor or any Finance Party which could reasonably be expected to have a material adverse effect.

“Environmental Contamination” means each of the following and their consequences:

(a) any release, emission, leakage, or spillage of any Dangerous Substance into any part of the environment; or

(b) any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c) any other pollution of the environment.

“Environmental Law” means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

“Environmental License” means any authorisation by any Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the US Code. When any provision of this Agreement relates to a past event, the term “ERISA Affiliate” includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

“EU CRD IV” means:

(a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms ; and

(b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Event of Default” means an event specified as such in Clause 19.1 (Events of Default).

“Facility” means the US$ revolving credit facility made available under this Agreement as set out in Clause 2.1 (Facility).

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a) on or before the date it becomes a Lender; or

(b) by not less than five Business Days' notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

“FATCA” means:

(a) sections 1471 to 1474 of the US Code or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the United States Internal Revenue Service or any Governmental Authority.

“FATCA Application Date” means:

(a) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the US Code (which relates to payments of interest and certain other payments from sources within the USA), 1 July 2014; or

(b) in relation to a “passthru payment” described in section 1471(d)(7) of the US Code not falling within paragraph (a) above,

the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letters” means any letter or letters setting out fees payable by the Parent (or another Obligor) to a Finance Party referred to in Clause 2.8.5 or Clause 21 (Fees), or under any other Finance Document.

“Finance Document” means this Agreement, the Fee Letters, any Novation Certificate, any Accession Agreement, any Request, any Reference Rate Supplement, any Compounding Methodology Supplement or any other document designated as such by the Facility Agent and the Obligors' Agent.

“Finance Party” means the Facility Agent, a Lender or the Mandated Lead Arranger.

“Financial Indebtedness” means any indebtedness in respect of:

(a) monies borrowed;

(b) any debenture, bond, note, loan stock or other security;

(c) any acceptance credit;

(d) receivables sold or discounted (otherwise than on a non-recourse basis);

(e) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f) any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g) any currency swap or interest swap, cap or collar arrangement or other derivative instrument (and when calculating the value of any such transaction, only the marked to-market value shall be taken into account);

(h) any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

(i) any guarantee, indemnity or similar assurance against financial loss of any person.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating business.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 10.2.1.2 (Cost of Funds).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Parent and its Subsidiaries.

“Impaired Agent” means the Facility Agent at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b) the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c) (if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d) an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii) the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 7 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.8 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts, in each case under the laws of any relevant jurisdiction applicable to that Finance Party, or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding‑up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Payment” means the aggregate amount of interest that:

(a) is, or is scheduled to become, payable under any Finance Document; and

(b) relates to a Loan or Unpaid Sum (as the case may be).

“Interest Period” means each period determined in accordance with Clause 8 (Interest Periods).

“Lender” means:

(a) an Original Lender; or

(b) any person which becomes a Party as a Lender pursuant to Clause 2.8 (Increase) or Clause 27 (Changes to the Parties),

and which has not ceased to be a Party as such in accordance with this Agreement.

“Loan” means the principal amount of a borrowing by a Borrower under this Agreement or the principal amount outstanding of that borrowing.

“Lookback Period” means the number of days specified as such in the applicable Compounded Rate Terms.

“Majority Lenders” means, subject to Clause 26.4 (Disenfranchisement of Defaulting Lenders) at any time, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means the rate per annum determined in accordance with Clauses 9.2 (Adjustment of Margin).

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board.

“Material Subsidiary” means:

(a) any Subsidiary of the Parent:

(i) the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds ten per cent. of the book value of the consolidated total assets of the Group;

(ii) whose revenues (consolidated if it itself has Subsidiaries) equal or exceed ten per cent. of the revenues of the Group taken as a whole; or

(iii) whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed ten per cent. of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b) any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in paragraphs (a)(i), (a)(ii) or (a)(iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c) prior to the delivery of each set of accounts pursuant to Clause 17.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

“Maturity Date” means 23 May 2029, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody's” means Moody's Investors Services Limited, or any successor to its rating business.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

“New Lender” has the meaning given to it in Clause 27.2.1 (Transfers by Lenders).

“Novation Certificate” has the meaning given to it in Clause 27.3 (Procedure for novations).

“Obligor” means the Parent, each Guarantor and each Borrower.

“Obligors' Agent” means the Parent, or such other Obligor from time to time nominated by the Obligors' Agent to replace it as Obligors' Agent and approved for such purpose by the Facility Agent.

“Original Group Accounts” means the audited consolidated accounts of the Group for the year ended 31 December 2023.

“Party” means a party to this Agreement.

“Plan” means an “employee benefit plan” within the meaning of section 3(3) of ERISA maintained by an Obligor or any ERISA Affiliate currently or at any time within the last five years, or to which an Obligor or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

“Rating Agency” means:

(a) on and from the date of this Agreement, Standard & Poor's; and

(b) subsequently, any one or two of Fitch, Moody's and Standard & Poor's as notified by the Obligors' Agent to the Facility Agent in writing from time to time.

“Reference Rate Supplement” means a document which:

(a) is agreed in writing by the Parent, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of all the Lenders);

(b) specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c) has been made available to the Parent and each Finance Party.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means the market specified as such in the applicable Compounded Rate Terms.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Reportable Event” means any of the events set forth in section 4043 of ERISA or the related regulations as to which the notice requirement has not been waived by the PBGC.

“Reporting Day” means the day (if any) specified as such in the applicable Compounded Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Compounded Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Request” means a request made by the Obligors' Agent for a Loan, substantially in the form of Schedule 3 (Form of Request).

“Restricted Margin Stock” means Margin Stock owned by any Obligor or any member of the Group, which represents not more than 33 per cent. of the aggregate value (determined in accordance with Regulation U of the Board), on a consolidated basis, of the assets of each Obligor and all members of the Group (other than Margin Stock) that are subject to the provisions of Clause 18 (General Undertakings) (including, without limitation, Clauses 18.4 (Negative pledge) and 18.5 (Transactions similar to security)).

“RFR” means the rate specified as such in the applicable Compounded Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Compounded Rate Terms.

“Sanctioned Country” means, at any time, a country, region or territory which is itself (or the government of which is) the subject or target of any Sanctions Laws.

“Sanctions Authority” means:

(a) the US Government, including the US Department of the Treasury (including its Office of Foreign Assets Control), the US Department of State, and the US Department of Commerce;

(b) the United Nations Security Council;

(c) the European Union (including sanctions imposed against certain states, organisations and individuals under the European Union's Common Foreign and Security Policy);

(d) the United Kingdom (including His Majesty's Treasury);

(e) Japan;

(f) the Swedish Government; or

(g) any other governmental authority with jurisdiction over any Obligor and/or any of their respective Subsidiaries,

and any authority acting for on behalf of any of such entity in connection with administering and enforcing the Sanctions Laws.

“Sanctions Laws” means the economic or financial sanctions laws and/or sanctions regulations, sanctions-related trade embargoes and/or restrictive measures, or sanctions‑related prohibitions imposed, administered, enacted or enforced from time to time by any Sanctions Authority.

“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws or public announcements of Sanctions Laws or public designation or public identification made by or on behalf of any Sanctions Authority (including, providing such lists and information are publicly available, in the case of His Majesty's Treasury, the “Consolidated List of Financial Sanctions Targets” and the “Investment Ban List”, and, in the case of the Office of Foreign Assets Control of the United States Department of the Treasury, the “Specially Designated Nationals and Blocked Persons” list and the “Foreign Sanctions Evaders” list); or, providing such lists and information are publicly available, by any national authority implementing at a national level the published lists prescribed by the United Nations Security Council or the European Union, provided that the scope of any such national implementation shall not exceed the scope of such published lists.

“Sanctions Restricted Party” means a person:

(a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person or a country or territory that is subject to nationwide or territory wide Sanctions Laws which directly apply to that person);

(b) that is the target of any Sanctions Laws;

(c) that is located, organised, operating or resident in a Sanctioned Country;

(d) that is directly or indirectly owned or controlled by or, acting on behalf of, a person referred to in paragraph (a) above; or

(e) with whom a national of any country that is subject to the jurisdiction of, or otherwise bound by the prescriptions of, a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Separate Loan” has the meaning given to that term in Clause 6.1 (Repayment).

“Standard & Poor's” means Standard & Poor's Credit Market Services Limited, or any successor to its rating business.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. (fifty per cent.) of the share capital or similar right of ownership.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate for the time being of the Commitments, being US$125,000,000 at the date of this Agreement.

“Transfer Date” has the meaning given to it in Clause 27.3.3.

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK CRD IV” means:

(a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; and

(b) the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c) direct EU legislation (as defined in the European Union (Withdrawal) Act 2018), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Margin Stock” means any Margin Stock owned by either Obligor or any member of the Group which is not Restricted Margin Stock.

“US Code” means the United States Internal Revenue Code of 1986.

“USA” means the United States of America.

“US Dollars” and “US$” means the currency for the time being of the USA.

“US Tax Obligor” means:

(a) a Borrower which is resident for tax purposes in the USA; or

(b) an Obligor some or all of whose payments under the Finance Documents are from sources within the USA for USA federal income tax purposes.

“VAT” means:

(a) any value added tax imposed by the Value Added Tax Act 1994;

(b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) above and (b) above, or imposed elsewhere.

1.2 Construction

(a) In this Agreement, unless a contrary indication appears, a reference to:

(i) an “amendment” includes a supplement, novation or re-enactment and “amended” is to be construed accordingly;

(ii) “assets” includes present and future properties, revenues and rights of every description;

(iii) an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(iv) a Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(v) “know your customer requirements” are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vi) a “Default” or an “Event of Default” is “continuing” if it has not been remedied or waived;

(vii) a “material adverse effect” means:

(A) a material adverse effect on the business or financial condition of the Parent or the Group as a whole; or

(B) a material adverse effect on the ability of any Obligor to perform its payment obligations under any of the Finance Documents;

(viii) a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A) other than where paragraph (B) below applies:

(1) (subject to paragraph (2) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2) if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or

(3) if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end; and

(B) in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) for which there are rules specified as “Business Day Conventions” in the applicable Compounded Rate Terms, those rules shall apply; and

(C) the above rules will only apply to the last month of any period;

(ix) a “person” includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(x) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi) “winding up” also includes amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation and any equivalent or analogous procedure under the law of any jurisdiction (but, for the avoidance of doubt, reorganisation does not include a mere transfer of assets from one member of the Group to another whether the transferor continues to exist);

(xii) a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xiii) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(xiv) a person includes its successors, transferees and assigns;

(xv) a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xvi) a time of day is a reference to Stockholm time.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(e) Any Reference Rate Supplement overrides anything in:

(i) Schedule 9 (Compounded Rate Terms); or

(ii) any earlier Reference Rate Supplement.

(f) A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i) Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 11 (Cumulative Compounded RFR Rate), as the case may be; or

(ii) any earlier Compounding Methodology Supplement.

(g) The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(h) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(i) Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability order) or termination of that Finance Document.

2. THE FACILITY TC "2 The FACILITY" \l 1

2.1 The Facility

Subject to the terms of this Agreement, the Lenders grant to the Borrowers a revolving credit facility under which the Lenders will make Loans to a Borrower denominated in US Dollars.

2.2 Facility Limits

The aggregate amount of all outstanding Loans shall not at any time exceed the Total Commitments.

2.3 A Lender's individual limit

2.3.1 A Lender is not obliged to participate in a Loan if it would cause its applicable Outstandings to exceed its Commitment.

2.3.2 For the purpose of this Clause 2.3:

2.3.2.1 the applicable “Outstandings” of a Lender on any Drawdown Date means the aggregate amount of the participations of that Lender in all outstanding Loans which would be outstanding on that Drawdown Date, if:

(a) all outstanding Loans due to be repaid (or prepaid) on or before that Drawdown Date are repaid (or prepaid); and

(b) all Loans to be made on or before that Drawdown Date and in respect of which a Request has been received by the Facility Agent are made.

2.3.3 If the operation of Clause 5.3 (Advance of Loans) would cause the applicable Outstandings of a Lender (the “affected Lender”) to exceed its Commitment, then:

2.3.3.1 the affected Lender will participate in the relevant Loan only to the extent that its applicable Outstandings will not exceed its Commitment;

2.3.3.2 each other Lender's participation in the Loan under the Clause referred to above will be re calculated in accordance with that Clause, but for the purpose of the recalculation the affected Lender's Commitment will be deducted from the Total Commitments and the amount of the affected Lender’s participation in that Loan (if any) will be deducted from the requested amount of the Loan; and

2.3.3.3 the calculation in Clause 2.3.3.2 above will be applied to each Lender in turn until the amount of its participation in the Loan under that Clause is determined.

2.4 Lender Affiliates and Facility Office

2.4.1 In respect of a Loan to a particular Borrower (each a “Designated Loan”) a Lender (a “Designating Lender”) may, following receipt of notification from the Facility Agent pursuant to Clause 5.3.1 and prior to making its participation in that Designated Loan available to the Facility Agent or such earlier date at the Facility Agent may agree in writing (at its discretion) by written notice to the Facility Agent and the Parent:

2.4.1.1 designate a substitute Facility Office from which it will make that or those Designated Loan(s) (a “Substitute Facility Office”); or

2.4.1.2 nominate an Affiliate to act as the Lender of that or those Designated Loan(s) (a “Substitute Affiliate Lender”).

2.4.2 A notice to nominate a Substitute Affiliate Lender:

2.4.2.1 must be in the form set out in Schedule 8 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loan(s); and

2.4.2.2 will not be regarded as having been duly delivered unless, where the notice is in respect of a Loan, the Facility Agent has completed all know your customer requirements to its satisfaction in respect of the relevant Substitute Affiliate Lender.

2.4.3 The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Facility Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

2.4.4 Save as mentioned in Clause 2.4.3 above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to its participation in the Designated Loans if and for so long as it continues to be a Substitute Affiliate Lender and those Designated Loans and its participation in them remain outstanding (and consequently, during such time and subject to Clauses 2.4.3 and 2.4.5, the relevant portion of the Commitment of the Designating Lender shall be treated as having been transferred to the applicable Substitute Affiliate Lender so as to reduce the Designating Lender’s Commitment by an amount equal to the principal amount of the participation of that Substitute Affiliate Lender in the relevant Designated Loans).

2.4.5 A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Facility Agent and the Parent provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

2.4.6 Any Substitute Affiliate Lender or Designating Lender acting by a Substitute Facility Office is only entitled to receive payment under Clause 12 (Taxes) and Clause 13 (Increased Costs) to the same extent as the relevant Designating Lender would have been entitled prior to designating that Substitute Affiliate Lender or the Substitute Facility Office (as applicable), unless those payments arose as a result of circumstances which arose after such designation.

2.5 Finance Parties' rights and obligations

2.5.1 The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.5.2 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.5.3 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents, and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.5.3 A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.6 Appointment of Obligors' Agent

2.6.1 Each Obligor irrevocably authorises the Obligors' Agent to give all notices (including, without limitation, Requests and notices of prepayment and cancellation) and instructions and make such agreements including, without limitation, to confirm the continuation of any guarantees or indemnities following any amendment or waiver, however fundamental, or in relation to an alternative basis for determining the rate of interest and/or funding applicable to a Loan expressed to be capable of being given or made by the Obligors' Agent in this Agreement.

2.6.2 The authorisation of the Obligors' Agent shall be effective notwithstanding that the exercise of the Obligors' Agent's authority may affect the Obligors without further reference to or the consent of the Obligors. Each Obligor shall, as regards the Facility Agent and each Lender, be bound by any action taken by the Obligors' Agent on its behalf as though that Obligor had itself taken such action.

2.7 Change of currency

2.7.1 If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

2.7.1.1 any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent; and

2.7.1.2 any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

2.7.2 If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent specifies to be necessary to reflect the change in currency and to put the Finance Parties in the same position, so far as possible, that it would have been in if no change in currency had occurred.

2.8 Increase

2.8.1 The Parent may by giving prior notice to the Facility Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

2.8.1.1 the Available Commitments of a Defaulting Lender in accordance with Clause 7.4 (Right of cancellation in relation to a Defaulting Lender); or

2.8.1.2 the Commitments of a Lender in accordance with Clause 14 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in US Dollars of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(a) the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Parent (each of which shall not be a member of the Group) and each of which confirms its willingness to assume (whether in the Increase Confirmation or otherwise) and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(b) each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(c) each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(d) the Commitments of the other Lenders shall continue in full force and effect; and

(e) any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in Clause 2.8.2 below are satisfied.

2.8.2 An increase in the Total Commitments will only be effective on:

2.8.2.1 the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

2.8.2.2 in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent and the Increase Lender.

2.8.3 Each Increase Lender, by executing the Increase Confirmation, confirms that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

2.8.4 Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender or Lenders, the Parent shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500 and the Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.8.

2.8.5 The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a separate Fee Letter.

2.8.6 Clauses 27.2.8, 27.2.9 and 27.2.10 shall apply mutatis mutandis in this Clause 2.8 in relation to an Increase Lender as if references in that Clause to:

2.8.6.1 an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

2.8.6.2 the “New Lender” were references to that “Increase Lender”; and

2.8.6.3 a “re-transfer” were references to a “transfer”.

3. PURPOSE TC "3 PURPOSE" \l 1

3.1 Each Borrower shall apply each Loan towards:

3.1.1 its general corporate purposes; or

3.1.2 financing any acquisitions not prohibited by the terms of this Agreement.

3.2 Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4. CONDITIONS PRECEDENT TC "4 CONDITIONS PRECEDENT" \l 1

4.1 Documentary conditions precedent

4.1.1 The Obligors' Agent may not deliver the first Request until the Facility Agent has notified the Parent and the Lenders that it has received all of the documents set out in Part I of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to it.

4.1.2 Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in Clause 4.1.1 above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2 Further conditions precedent

The obligation of each Lender to participate in any Loan is subject to the further conditions precedent that:

4.2.1 on both the date of the Request and the Drawdown Date:

4.2.1.1 the representations and warranties in Clause 16 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made; and

4.2.1.2 no Default is outstanding or might result from the Loan;

4.2.2 the making of the Loan would not cause Clause 2.2 (Facility Limits) to be contravened; and

4.2.3 the making of the Loan would not result in more than eight Loans being outstanding at any one time. Any Separate Loan shall not be taken into account in this Clause 4.2.3.

5. LOANS TC "5 LOANS" \l 1

5.1 Drawdown

A Borrower may borrow a Loan if the Facility Agent receives from the Obligors' Agent, not later than 09:00 (Swedish time) two Business Days before the proposed Drawdown Date, a duly completed Request. Each Request is irrevocable.

5.2 Completion of Requests

A Request will not be regarded as having been duly completed unless:

5.2.1 it specifies the Borrower that is intended to borrow the Loan;

5.2.2 the proposed Drawdown Date is a Business Day falling within the Availability Period;

5.2.3 the amount of the Loan is:

5.2.3.1 a minimum of US$25,000,000 and an integral multiple of US$5,000,000;

5.2.3.2 the balance of the relevant undrawn Commitment; or

5.2.3.3 such other amount as the Facility Agent (acting on the instructions of the Majority Lenders) may agree;

5.2.4 the amount selected under Clause 5.2.3 above does not cause Clause 2.2 (Facility Limits) to be contravened;

5.2.5 the currency of the Loan is US Dollars;

5.2.6 the Interest Period selected complies with Clause 8 (Interest Periods) and does not extend beyond the Maturity Date in respect of any relevant Lender; and

5.2.7 the payment instructions comply with Clause 11 (Payments).

Each Request must specify one Loan only, but the Obligors' Agent may, subject to the other terms of this Agreement, deliver more than one Request on any one day.

5.3 Advance of Loans

5.3.1 The Facility Agent shall promptly notify each Lender of the details of the requested Loan and the amount of its participation in the Loan.

5.3.2 Subject to the terms of this Agreement, each Lender shall make its participation in the Loan available to the Facility Agent for the relevant Borrower in US Dollars, on the relevant Drawdown Date.

5.3.3 The amount of each Lender's participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments on the proposed Drawdown Date adjusted, if necessary, to reflect the operation of Clause 2.3 (A Lender's individual limit).

6. REPAYMENT TC "6 REPAYMENT" \l 1

6.1 Repayment

6.1.1 Subject to Clause 6.1.3 below, the relevant Borrower shall repay each Loan in full, on the last day of its Interest Period, to the Facility Agent for the relevant Lender(s) participating in that Loan.

6.1.2 Without prejudice to each Borrower's obligation under Clause 6.1.1 above:

6.1.2.1 if one or more Loans are to be made available to a Borrower:

(a) on the same day that a maturing Loan is due to be repaid by that Borrower; and

(b) in whole or in part for the purpose of refinancing the maturing Loan; and

6.1.2.2 the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(a) if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1) the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2) each Lender's participation (if any) in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(b) if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1) the relevant Borrower will not be required to make any payment in cash; and

(2) each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the relevant Borrower in or towards repayment of that Lender's participation in the maturing Loan.

6.1.3 At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Maturity Date and will be treated as separate Loans (the “Separate Loans”).

6.1.4 A Borrower from whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days' prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this Clause 6.1.4 to the Defaulting Lender concerned as soon as practicable on receipt.

6.1.5 Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

6.1.6 The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with Clauses 6.1.2 to 6.1.5 above, in which case those Clauses shall prevail in respect of any Separate Loan.

6.2 Re-borrowing

Subject to the other terms of this Agreement, any amounts repaid under Clause 6.1 (Repayment) may be re-borrowed.

7. PREPAYMENT AND CANCELLATION TC "7 PREPAYMENT AND CANCELLATION" \l 1

7.1 Automatic cancellation

The Commitments of each Lender shall, to the extent not already voluntarily cancelled under Clause 7.2 (Voluntary cancellation) or Clause 7.3 (Additional right of prepayment and cancellation), be automatically cancelled in full on the Maturity Date.

7.2 Voluntary cancellation

7.2.1 The Obligors' Agent may, by giving not less than five days’ prior written notice to the Facility Agent (or such shorter period of notice as the Majority Lenders may agree), cancel in whole or in part the undrawn amount of the Total Commitments (but the cancellation in part shall be in a minimum of US$25,000,000 and an integral multiple of US$5,000,000).

7.2.2 Any such cancellation shall reduce the Commitment of each Lender in respect of the Facility pro rata.

7.3 Additional right of prepayment and cancellation

If:

7.3.1 any sum payable to any Lender by an Obligor is required to be increased under Clause 13.2.3 (Tax gross up);

7.3.2 any Lender claims indemnification from the Parent under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

7.3.3 an Obligor becomes obliged to pay any amount in accordance with Clause 14 (Illegality) to any Lender,

then, without prejudice to the obligations of the Borrowers under those Clauses, the Obligors' Agent may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. On the date falling five Business Days after the date of service of the notice:

7.3.3.1 all the Borrowers shall prepay the participations of that Lender and its Affiliated Lender (if any) in all the Loans; and

7.3.3.2 the Commitments of that Lender and its Affiliated Lender (if any) shall be cancelled.

7.4 Right of cancellation in relation to a Defaulting Lender

7.4.1 If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be such, give the Facility Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.

7.4.2 On the notice referred to in Clause 7.4.1 becoming effective, each Commitment of the Defaulting Lender shall immediately be reduced to zero.

7.4.3 The Facility Agent shall as soon as practicable after receipt of a notice referred to in Clause 7.4.1, notify all the Lenders.

7.5 Voluntary Prepayment

7.5.1 The Borrower to which a Loan has been made may, if it gives the Facility Agent not less than five RFR Banking Days' (or such shorter period as the Majority Lenders and the Facility Agent may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$25,000,000 and an integral multiple of US$5,000,000). Any such prepayment shall be effected pro rata to each Lender’s participation in the relevant Loan(s).

7.5.2 If the Borrowers make more than four voluntary prepayments of Loans in any 12 months' period, the Borrowers shall pay a prepayment fee of US$ 3,000 for each such voluntary prepayment other than the first four in any 12 months. The prepayment fee is payable to the Facility Agent for its own account within three Business Days of the prepayment date.

7.6 Mandatory Prepayment

7.6.1 If, at any time after the date of this Agreement:

7.6.1.1 it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents;

7.6.1.2 any Borrower (other than the Parent) is not or ceases to be a Subsidiary of the Parent; or

7.6.1.3 the guarantee of any Guarantor is not effective or is alleged by any Obligor to be ineffective for any reason,

then the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

(a) cancel the Total Commitments; and/or

(b) demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, be repaid forthwith, whereupon they shall be repaid forthwith.

7.6.2 If, at any time after the date of this Agreement:

7.6.2.1 a representation or warranty made, repeated or deemed to be repeated under Clause 16.26 (Sanctions) is incorrect in any material respect when made, repeated or deemed to be repeated; or

7.6.2.2 an Obligor does not comply with Clause 18.21 (Sanctions),

any Lender may, by notice to the Facility Agent (which shall promptly notify the Obligors' Agent):

(a) reduce its Commitments under the Facility to zero; and

(b) demand that all or part of its share in the Loans, together with accrued interest and all its other amounts accrued and owing to it under the Finance Documents, be repaid forthwith, whereupon they shall be repaid immediately.

Any such notice will take effect in accordance with its terms.

7.6.3 If a change of control occurs, the Parent shall promptly notify the Facility Agent upon becoming aware of that change of control and any Lender shall have the right, within one month (or such longer period as the Parent and the Facility Agent acting on the instructions of all the Lenders may agree) of the Facility Agent receiving notice of the change of control under this Clause, to require the Facility Agent to reduce, by notification to the Parent (the “Notification of Reduction”), its Commitments under the Facility to zero.

7.6.4 With respect to a Lender that has submitted a Notification of Reduction, on the earlier of:

7.6.4.1 the date falling one month after the date of receipt of a Notification of Reduction; and

7.6.4.2 the last day of the respective current Interest Period(s) for each Loan in which that Lender has a participation,

that Lender's Commitment will be cancelled in full and the Borrowers shall repay that Lender's participations in all Loans together with accrued interest and all other amounts accrued under the Finance Documents in respect of that Lender.

7.6.5 For the purposes of Clause 7.6.3, a “change of control” occurs if a person or group of persons acting in concert at any time after the date of this Agreement acquires more than 50 per cent. of the shares which carry the right to vote in the Parent.

7.6.6 Any prepayment of a Loan pursuant to Clause 7.6.1 shall be applied pro rata to each Lender's participation in that Loan.

7.7 Miscellaneous provisions

7.7.1 Any notice of prepayment and cancellation or notice of cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

7.7.2 All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty. All cancellations under this Agreement shall be made without penalty.

7.7.3 No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

7.7.4 Subject to Clause 2.8 (Increase), no amount of a Commitment which is cancelled under this Agreement may subsequently be reinstated.

7.7.5 No amount prepaid under this Agreement may subsequently be re-borrowed.

8. INTEREST PERIODS TC "8 INTEREST PERIODS" \l 1

8.1 General

Each Loan has one Interest Period only.

8.2 Selection

8.2.1 Subject to Clause 8.2.2, the Obligors' Agent must select an Interest Period for a Loan in the relevant Request. Each Interest Period for a Loan will commence on its Drawdown Date.

8.2.2 Each Interest Period for a Loan will be one, two or three months or any other period agreed by the relevant Borrower and the Facility Agent (acting on the instructions of all the Lenders), provided that no Interest Period for a Loan shall exceed six months.

8.2.3 No more than five Loans with Interest Periods of one month may be outstanding at any time.

8.3 Non-Business Days

8.3.1 Other than where Clause 8.3.2 applies, if an Interest Period for a Loan would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3.2 If there are rules specified as “Business Day Conventions” in the applicable Compounded Rate Terms, those rules shall apply to each Interest Period for the relevant Loan or Unpaid Sum.

8.4 Overrunning of the Maturity Date

If an Interest Period in respect of a Loan borrowed under the Facility would otherwise overrun the Maturity Date, it shall be shortened so that it ends on that Maturity Date.

8.5 Notification

The Facility Agent shall notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

9. INTEREST TC "9 INTEREST" \l 1

9.1 Interest rate

9.1.1 The rate of interest on each Loan for any day during its Interest Period is the percentage rate per annum determined by the Facility Agent to be the aggregate of the applicable:

9.1.1.1 Margin; and

9.1.1.2 Compounded Reference Rate for that day.

9.1.2 If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

9.2 Adjustment of Margin

9.2.1 In this Clause 9.2:

9.2.1.1 “Margin Reset Date” means the date falling five Business Days after any day on which a change in the credit rating assigned to the Parent's long term unsecured and unsubordinated debt by any of the Rating Agencies is notified to the Facility Agent in accordance with Clause 17.3 (Information - miscellaneous); and

9.2.1.2 “Margin Period” means the period from (and including) a Margin Reset Date to (but excluding) the next Margin Reset Date.

9.2.2 For the period from (and including) the date of this Agreement to (but excluding) the first Margin Reset Date, the Margin shall be 0.425 per cent. per annum.

9.2.3 On each Margin Reset Date, the Facility Agent shall determine the Margin (the “relevant Margin”) which will apply to all Interest Periods commencing during the Margin Period commencing on that Margin Reset Date.

9.2.4

9.2.4.1 If the Parent's long term unsecured and unsubordinated debt has assigned to it a credit rating by only one Rating Agency, the relevant Margin shall be the percentage rate per annum shown alongside that credit rating under the heading of the relevant Rating Agency in the table below;

9.2.4.2 if the Parent's long term unsecured and unsubordinated debt has assigned to it a credit rating by two of the Rating Agencies and the level of both credit ratings is the same, the relevant Margin shall be the percentage rate per annum shown alongside those credit ratings in the table below;

9.2.4.3 if the Parent's long term unsecured and unsubordinated debt has assigned to it a credit rating by two Rating Agencies but the level of both credit ratings is not the same, then:

(a) if the credit ratings are different by only one level, the lower level will apply;

(b) if the credit ratings are different by more than one level, then either:

(1) the average credit rating will apply; or

(2) if the average credit rating falls between two levels, the higher level will apply,

and for the purposes of this Clause, the level of a credit rating shall be that shown as such alongside that credit rating in the table below, with level 1 being the highest and level 4 being the lowest.

Level	Standard & Poor’s / Fitch’s rating	Moody’s rating	Applicable Margin (per cent. per annum)
1	A- or higher	A3 or higher	0.30
2	BBB+	Baa1	0.35
3	BBB	Baa2	0.425
4	BBB- or lower	Baa3 or lower	0.60

9.2.5

9.2.5.1 On and from any date upon which no Rating Agency continues to assign a credit rating to the Parent's long term unsecured and unsubordinated debt, the Margin shall be 0.60 per cent. per annum.

9.2.5.2 The Margin as determined in accordance with Clause 9.2.5.1 above shall continue until such time as at least one Rating Agency assigns a credit rating to the long term unsecured and unsubordinated debt of the Parent, at which time the remaining provisions of this Clause 9.2 shall apply.

9.2.6 For so long as the Parent is in default of its obligations under this Agreement to notify the Facility Agent of any change in its long-term credit rating in accordance with Clause 17.3 (Information - miscellaneous), the Margin will be the highest applicable rate, being 0.60 per cent. per annum.

9.3 Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the relevant Borrower on the last day of the Interest Period for that Loan and also, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

9.4 Default interest

9.4.1 If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Facility Agent pay interest on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate (the “default rate”) determined by the Facility Agent to be one per cent. per annum above, as applicable:

9.4.1.1 the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal of a Loan to the end of the relevant Interest Period current at the due date of payment); and

9.4.1.2 in all other cases (including principal of a Loan following the relevant Interest Period current at the due date of payment), the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan of the overdue amount for such successive Interest Periods of such duration as the Facility Agent may determine (each a “Designated Interest Period”).

9.4.2 The default rate will be determined when the Interest Payment is determinable.

9.4.3 Default interest will be compounded at the end of each Designated Interest Period.

9.5 Notifications

9.5.1 The Facility Agent shall promptly upon an Interest Payment being determinable notify:

9.5.1.1 the Obligors' Agent of that Interest Payment;

9.5.1.2 each relevant Lender of the proportion of that Interest Payment which relates to that Lender's participation in the relevant Loan; and

9.5.1.3 the relevant Lenders and the Obligors' Agent of each applicable rate of interest relating to the determination of that Interest Payment.

This Clause 9.5.1 shall not apply to any Interest Payment determined pursuant to Clause 10.2 (Cost of funds).

9.5.2 The Facility Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

9.5.3 The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Loan to which Clause 10.2 (Cost of funds) applies.

9.5.4 This Clause 9.5 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

10. CHANGES TO THE CALCULATION OF INTEREST TC "10 CHANGES TO THE CALCULATION OF INTEREST" \l 1

10.1 Interest calculation if no RFR or Central Bank Rate

If:

10.1.1 there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and

10.1.2 “Cost of funds will apply as a fallback” is specified in respect of that Loan in the Compounded Rate Terms for that Loan,

Clause 10.2 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2 Cost of funds

10.2.1 If this Clause 10.2 applies to a Loan for an Interest Period, Clause 9.1 (Interest rate) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1.1 the applicable Margin; and

10.2.1.2 the rate notified to the Facility Agent by that Lender as soon as practicable and in any event, no later than 5:00 p.m. on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that rate which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan from whatever source it may reasonably select (such calculation of cost shall be certified in reasonable detail and disclosed to the Obligors' Agent, provided that this shall not in any way require a Lender to reveal any information it considers to be confidential about itself or its operations).

10.2.2 If this Clause 10.2 applies and the Facility Agent or the Obligors' Agent so requires, the Facility Agent and the Obligors' Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.2.3 Any alternative basis agreed pursuant to Clause 10.2.2 above shall, with the prior consent of all the Lenders and the Obligors' Agent, be binding on all Parties.

10.2.4 If this Clause 10.2 applies the Facility Agent shall, as soon as is practicable, notify the Parent.

11. PAYMENTS TC "11 PAYMENTS" \l 1

11.1 Place

All payments by an Obligor or a Lender under the Finance Documents shall be made to the Facility Agent or as it may notify to that Obligor or that Lender for this purpose.

11.2 Funds

Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

11.3 Distribution

11.3.1 Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clauses 11.3.2 to 11.3.5, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

11.3.2 The Facility Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

11.3.3 Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

11.3.4 If the Facility Agent or its Affiliate or Representative on its behalf or direction (the Facility Agent and its applicable Affiliate or Representative, an “Agent Entity”) pays an amount to another Party (unless Clause 11.3.5 below applies) or, at the direction of such Party, that Party's Affiliate, Related Fund or Representative (such Party and its applicable Affiliate, Related Fund or

Representative, an “Other Party Entity”) and it proves to be the case (in the sole determination of the Facility Agent) that:

11.3.4.1 neither the Facility Agent nor the applicable Agent Entity actually received that amount; or

11.3.4.2 such amount was otherwise paid in error (whether such error was known or ought to have been known to such other Party or applicable Other Party Entity),

then the Party to whom that amount (or the proceeds of any related exchange contract) was paid (or on whose direction its applicable Other Party Entity was paid) by the applicable Agent Entity shall hold such amount on trust or, to the extent not possible as a matter of law, for the account (or will procure that its applicable Other Party Entity holds on trust or for the account) of the Agent Entity and on demand (or will procure that its applicable Other Party Entity shall) refund the same to the Agent Entity together with interest on that amount from the date of payment to the date of receipt by that Agent Entity, calculated by the Facility Agent to reflect its cost of funds.

11.3.5 If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves (in the sole determination of the Facility Agent) to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

11.3.5.1 the Facility Agent shall notify the Parent of that Lender's identity and the Borrower to whom that sum was made available shall hold such amount on trust or, to the extent not possible as a matter of law, for the account, of the Facility Agent and on demand refund it to the Facility Agent; and

11.3.5.2 the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

11.4 Currency

11.4.1 A repayment or prepayment of a Loan or any part of a Loan is payable in US Dollars.

11.4.2 Interest is payable in US Dollars.

11.4.3 Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

11.4.4 Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in US Dollars.

11.5 Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set‑off or counterclaim.

11.6 Non-Business Days

11.6.1 If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business

Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

11.6.2 During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

11.7 Impaired Agent

11.7.1 If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 11.1 (Place) and Clause 11.2 (Funds) may instead either pay that amount direct to the required recipient or, if it is not reasonably practicable to pay that amount direct, pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party”). In each case such payments must be made on the due date for payment under the Finance Documents.

11.7.2 All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.

11.7.3 A Party which has made a payment in accordance with this Clause 11.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

11.7.4 Promptly upon the appointment of a successor Facility Agent in accordance with Clause 20.11 (Resignation of the Facility Agent), each Paying Party shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 11.3 (Distribution).

11.7.5 A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

11.7.5.1 that it has not given an instruction pursuant to Clause 11.7.4; and

11.7.5.2 that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

11.8 Partial payments

11.8.1 If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrowers under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrowers under the Finance Documents in the following order:

11.8.1.1 first, in or towards payment pro rata of any unpaid, fees, costs and expenses of the Facility Agent under the Finance Documents;

11.8.1.2 secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

11.8.1.3 thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

11.8.1.4 fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

11.8.2 The Facility Agent shall, if so directed by all the Lenders in the case of Clause 11.8.1, vary the order set out in Clauses 11.8.1.2 to 11.8.1.4.

11.8.3 Clauses 11.8.1 and 11.8.2 will override any appropriation made by any Borrower.

11.9 Disruption to Payment Systems

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Parent that a Disruption Event has occurred:

11.9.1 the Facility Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

11.9.2 the Facility Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in Clause 11.9.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

11.9.3 the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 11.9.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

11.9.4 any such changes agreed upon by the Facility Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 26 (Amendments and Waivers);

11.9.5 the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 11.9; and

11.9.6 the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 11.9.4 above.

12. TAXES TC "12 TAXES" \l 1

12.1 Definitions

12.1.1 In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.1.2 Unless a contrary indication appears, in this Clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2 Tax gross-up

12.2.1 Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2 The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Finance Party it shall notify the Parent and that Obligor.

12.2.3 If a Tax Deduction is required by any applicable law to be made by an Obligor to the Facility Agent or a Lender, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the Facility Agent or (as the case may be) the relevant Lender if no Tax Deduction had been required.

12.2.4 If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5 Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3 Tax indemnity

12.3.1 The Parent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2 Clause 12.3.1 above shall not apply:

12.3.2.1 with respect to any Tax assessed on a Finance Party:

(a) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b) under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.3.2.2 to the extent a loss, liability or cost:

(a) is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(b) would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(c) relates to a FATCA Deduction required to be made by a Party.

12.3.3 A Protected Party making, or intending to make, a claim under Clause 12.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

12.3.4 A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4 US Taxation - delivery of forms and statements

12.4.1 Within 31 days after the date of this Agreement, each Lender (which is not a United States person as such term is defined in section 7701(a)(30) of the US Code) shall submit to the Obligors' Agent and the Facility Agent duly completed and signed copies of either:

12.4.1.1 Form W-8BEN-E (entitling the relevant Lender to a complete exemption from withholding on all amounts to be received by it, including fees, under the Finance Documents); or

12.4.1.2 Form W-8ECI (relating to all amounts to be received by the relevant Lender, including fees, under the Finance Documents),

of the United States Internal Revenue Service.

12.4.2 Any New Lender (as defined in Clause 27.2 (Transfers by Lenders)) shall comply with the provisions of Clause 12.4.1 above within 31 days, or earlier if requested, of it becoming a New Lender under this Agreement.

12.4.3 Other than as set out in Clauses 12.4.1 and 12.4.2 above, each Lender (and any New Lender) shall submit to the Obligors' Agent and the Facility Agent such additional duly completed and signed copies of the applicable forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be:

12.4.3.1 reasonably requested by an Obligor or the Facility Agent from that Lender (or New Lender); or

12.4.3.2 required under then current United States law or regulations to determine the United States withholding taxes on payment in respect of all amounts to be received by that Lender (or New Lender), including fees, under the Finance Documents.

12.4.4 Upon the request of an Obligor or the Facility Agent, any New Lender that is a United States person (as such term is defined in section 7701(a)(30) of the US Code) shall submit to the Obligors' Agent or the Facility Agent (as applicable) duly completed Internal Revenue Service Form W-9, establishing that it is such a United States person.

12.4.5 If any Lender (or any New Lender) determines that it is unable to submit any form or certificate that it is obliged to submit pursuant to this Clause 12.4, or that any information or declaration contained in any such form or certificate previously submitted has either ceased or will cease to be true, accurate and complete in all respects, it shall promptly notify the Obligors' Agent and the Facility Agent of such fact.

12.5 Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.5.1 a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.5.2 that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.6 VAT

12.6.1 All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

12.6.2 If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

12.6.2.1 (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 12.6.2.1 applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

12.6.2.2 (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.6.3 Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.4 Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Value Added Tax Act 1994).

12.6.5 In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.7 FATCA Information

12.7.1 Subject to Clause 12.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:

12.7.1.1 confirm to that other Party whether it is:

(a) a FATCA Exempt Party; or

(b) not a FATCA Exempt Party;

12.7.1.2 supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

12.7.1.3 supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2 If a Party confirms to another Party pursuant to Clause 12.7.1.1 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3 Clause 12.7.1 shall not oblige any Finance Party to do anything and Clause 12.7.1.3 above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

12.7.3.1 any law or regulation;

12.7.3.2 any fiduciary duty; or

12.7.3.3 any duty of confidentiality.

12.7.4 If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clauses 12.7.1.1 or 12.7.1.2 (including where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7.5 If a Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each relevant Finance Party shall, within ten Business Days of:

12.7.5.1 where a Borrower is a US Tax Obligor and the relevant Finance Party is an Original Lender, the date of this Agreement;

12.7.5.2 where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

12.7.5.3 the date a new US Tax Obligor accedes as a Borrower; or

12.7.5.4 where a Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(a) a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(b) any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Finance Party under FATCA or that other law or regulation.

12.7.6 The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a relevant Finance Party pursuant to Clause 12.7.5 to the relevant Borrower.

12.7.7 If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Finance Party pursuant to Clause 12.7.5 is or becomes materially inaccurate or incomplete, that relevant Finance Party shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for that relevant Finance Party to do so (in which case the relevant Finance Party shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

12.7.8 The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a relevant Finance Party pursuant to Clauses 12.7.5 or 12.7.7 without further verification. No Facility Agent shall be liable for any action taken by it under or in connection with Clauses 12.7.5 to 12.7.7.

12.8 FATCA Deduction

12.8.1 Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2 Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13. INCREASED COSTS TC "13 INCREASED COSTS" \l 1

13.1 Increased costs

13.1.1 Subject to Clause 13.2 (Exceptions), the Parent shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

13.1.1.1 any Change in Law; or

13.1.1.2 compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, change in currency of a country, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

13.1.2 In this Agreement “increased cost” means:

13.1.2.1 an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement;

13.1.2.2 that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party's participations in the Loans made or to be made under this Agreement as is attributable to a Finance Party making, funding or maintaining those participations;

13.1.2.3 a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

13.1.2.4 the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

13.1.3 As soon as practicable after becoming aware that the Parent is liable, or will become liable, to pay any amount in accordance with the provisions of Clause 13.1.1, the Facility Agent will notify the Parent accordingly.

13.2 Exceptions

Clause 13.1 (Increased costs) does not apply to any increased cost:

13.2.1 compensated for by the operation of Clause 12 (Taxes);

13.2.2 attributed to any change in the rate of, or change in the basis of calculating, tax on the overall net income of a Lender (or the overall net income of a division or branch of that Lender) imposed in the jurisdiction in which its principal office for the time being is situate;

13.2.3 attributable to the implementation or application of, or compliance with Basel II or any law or regulation that implements or applies Basel II (but excluding any amendment that arises out of Basel III or CRD IV); or

13.2.4 attributable to a FATCA Deduction required to be made by a Party.

13.3 Claims

13.3.1 A Finance Party intending to make a claim for an increased cost must provide the Parent with a certificate confirming the amount of (and the calculation leading to such amount, provided that this shall not in any way require a Finance Party to reveal any information it considers to be confidential about itself or its operations), and the events giving rise to, the claim.

13.3.2 Failure or delay on the part of any Finance Party to demand compensation pursuant to this Clause shall not constitute a waiver of such Finance Party's right to demand such compensation; provided that the Parent shall not be required to compensate a Finance Party pursuant to this Clause for any increased costs incurred or reductions suffered more than six months prior to the date that such Finance Party notifies the Parent of such Finance Party's intention to claim compensation therefor.

14. ILLEGALITY TC "14 ILLEGALITY" \l 1

If it is or becomes unlawful in any jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, then:

14.1 that Lender may notify the Obligors' Agent through the Facility Agent accordingly; and

14.2

14.2.1 each Borrower shall forthwith prepay the participations of that Lender and its Affiliated Lender (if any) in all the Loans made to it; and

14.2.2 the Commitments of that Lender and its Affiliated Lender (if any) shall be immediately cancelled.

15. GUARANTEE TC "15 GUARANTEE" \l 1

15.1 Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

15.1.1 as principal obligor guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

15.1.2 undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

15.1.3 agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for that unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 15 if the amount claimed had been recoverable on the basis of a guarantee.

15.2 Limitations of guarantee by Autoliv ASP, Inc.

The obligations of Autoliv ASP, Inc. under this Clause 15 only extend to the obligations of Autoliv, Inc. as Borrower under this Agreement.

15.3 Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.4 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 15 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.5 Waiver of defences

The obligations of each Guarantor under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 15 (without limitation and whether or not known to it or any Finance Party) including:

15.5.1 any time, waiver or consent granted to, or composition with, any Obligor or other person;

15.5.2 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

15.5.3 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

15.5.4 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

15.5.5 any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

15.5.6 any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

15.5.7 any insolvency or similar proceedings.

15.6 Guarantor intent

Without prejudice to the generality of Clause 15.5 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

15.7 Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 15. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.8 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

15.8.1 refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

15.8.2 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 15.

15.9 Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 15:

15.9.1 to be indemnified by an Obligor;

15.9.2 to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

15.9.3 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

15.9.4 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 15.1 (Guarantee and Indemnity);

15.9.5 to exercise any right of set-off against any Obligor; and/or

15.9.6 to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to any such rights it shall hold that benefit, payment or distribution (to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full) on trust for the Finance Parties and shall promptly pay or transfer the same as the Facility Agent may direct for application in accordance with Clause 11 (Payments).

15.10 Release of Guarantors' right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date that Retiring Guarantor ceases to be a Guarantor:

15.10.1 that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

15.10.2 each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

15.11 Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

15.12 Consideration and enforceability

15.12.1 Each Guarantor represents, warrants and agrees that:

15.12.1.1 it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans; and

15.12.1.2 these benefits will constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

15.12.2 Each Guarantor acknowledges and agrees that the Finance Parties have acted in good faith in connection with the guarantee granted under this Clause 15, and the transactions contemplated by this Agreement.

15.12.3 This Clause 15 shall be enforceable against each Guarantor to the maximum extent permitted by the fraudulent transfer laws.

15.12.4 Each Guarantor's liability under this Clause 15 shall be limited so that no obligation of, or transfer by, a Guarantor under this Clause 15 is subject to avoidance and turnover under the fraudulent transfer laws.

15.13 US Guarantors

15.13.1 In this Agreement:

“fraudulent transfer law” means any applicable United States bankruptcy and state fraudulent transfer and conveyance statute and any related case law;

“US Debtor” means an Obligor that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

“US Guarantor” means any Guarantor that is a US Debtor; and

terms used in this Clause are to be construed in accordance with the fraudulent transfer laws.

15.13.2 Each US Guarantor acknowledges that:

15.13.2.1 it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

15.13.2.2 those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

15.13.2.3 each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents.

15.13.3 Each Finance Party agrees that each US Guarantor's liability under this Clause is limited so that no obligation of, or transfer by, any US Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

15.13.4 Each US Guarantor represents and warrants to each Finance Party that:

15.13.4.1 the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

15.13.4.2 its capital is not unreasonably small to carry on its business as it is being conducted;

15.13.4.3 it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

15.13.4.4 it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

15.13.5 Each representation and warranty in this Clause 15.13:

15.13.5.1 is made by each US Guarantor on the date of this Agreement; and

15.13.5.2 is deemed to be repeated by each US Guarantor on the date of each Request and the first day of each Interest Period; and

is, when repeated, applied to the circumstances existing at the time of repetition.

16. REPRESENTATIONS AND WARRANTIES TC "16 REPRESENTATIONS AND WARRANTIES" \l 1

16.1 Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 16 to each Finance Party.

16.2 Status

16.2.1 It is a limited liability company, or corporation, as applicable, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

16.2.2 Each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted.

16.3 Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4 Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

16.5 Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

16.5.1 conflict with any law or regulation or judicial or official order;

16.5.2 conflict with the constitutional documents of any Obligor; or

16.5.3 conflict with any document which is binding upon any Obligor or any asset of any Obligor in a manner which could reasonably be expected to have a material adverse effect.

16.6 No default

16.6.1 No Default is outstanding or might result from the making of any Loan.

16.6.2 No other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which could reasonably be expected to have a material adverse effect.

16.7 Authorisations

16.7.1 All authorisations which would reasonably be considered to be required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

16.7.2 All acts, conditions and things required to be done, fulfilled and performed under the laws of the United States of America in order to make the Finance Documents admissible in evidence in the United States of America have been done, fulfilled and performed.

16.8 Accounts

16.8.1 In the case of the Parent, the audited consolidated accounts of the Group most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Group Accounts):

16.8.1.1 have been prepared in accordance with accounting principles and practices generally accepted in the USA consistently applied; and

16.8.1.2 fairly present the consolidated financial condition of the Group as at the date to which they were drawn up.

16.8.2 In the case of each Borrower other than the Parent, its audited accounts most recently delivered to the Facility Agent:

16.8.2.1 have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

16.8.2.2 fairly represent its financial condition as at the date to which they were drawn up.

16.9 Litigation

16.9.1 Other than as specifically disclosed to the Facility Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably to be expected to be adversely determined, and which might, if adversely determined, have a material adverse effect.

16.9.2 In respect of any litigation, arbitration or administrative proceedings disclosed to the Facility Agent prior to the date of this Agreement, there has been no development in the conduct of those proceedings which might have a material adverse effect.

16.10 Taxes on payments

It will not be required to make any deduction or withholding from any payment it may make to any Finance Party under the Finance Documents.

16.11 No immunity

In any proceedings taken in England and Wales or any other relevant state or jurisdiction, in each case in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.12 Pari passu ranking

Its obligations under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

16.13 Winding up: re-organisation etc.

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

16.14 Environmental Law

Other than as specifically disclosed to the Facility Agent prior to the date of this Agreement, each Obligor is and has been in compliance with all applicable Environmental Laws and Environmental Licenses in all material respects and, so far as it is aware, there are no circumstances that may at any time prevent or interfere with continued compliance by it with all applicable Environmental Laws and Environmental Licenses in all material respects. Other than as disclosed to the Facility Agent prior to the date of this Agreement, no Environmental Claim is pending or, to the best of its knowledge, threatened against it or any of its properties.

16.15 ERISA

Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan which might have a material adverse effect, and no steps have been taken to terminate any Plan. No Obligor or any Subsidiary or ERISA Affiliate of an Obligor has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

16.16 Investment Company Act

No Obligor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

16.17 Federal Power Act

No Obligor is a “public utility” within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

16.18 Other regulation

No Obligor is subject to regulation under any United States federal or state statute or regulation that limits its ability to incur or guarantee indebtedness.

16.19 Margin Stock

16.19.1 The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).

16.19.2 No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System).

16.19.3 None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

16.20 Solvency

16.20.1 The Parent has not incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.

16.20.2 The Parent has made no transfer or incurred any obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

16.20.3 For purposes of this Clause 16.20:

16.20.3.1 “debt” means any liability on a claim;

16.20.3.2 “claim” means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

16.20.3.3 terms used in this Clause 16.20 shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

16.21 Stamp duties

No stamp or registration duty or similar taxes or charges are payable in respect of any Finance Document.

16.22 No Security Interests

Other than as permitted by the provisions of Clause 18.4 (Negative pledge), no Security Interest exists over all or any of its present or future revenues or assets.

16.23 Material adverse change

There has been no material adverse change in the condition (financial or otherwise) of any Borrower or the Group as a whole since the date of the Original Group Accounts.

16.24 Jurisdiction and governing law

16.24.1 Its:

16.24.1.1 irrevocable submission under this Agreement to the jurisdiction of the courts of England and Wales;

16.24.1.2 agreement that this Agreement and any non-contractual obligations arising out of it are governed by English law; and

16.24.1.3 agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

16.24.2 Any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.25 Anti-Corruption Laws; Anti-Money Laundering Laws

16.25.1 Each member of the Group maintains policies designed to promote compliance with Anti-Corruption Laws and Anti-Money Laundering Laws applicable to it and, to the best of its knowledge and belief, having made due and careful enquiry, each such member has conducted its business in accordance, and is in compliance, with those laws, regulations or rules.

16.25.2 No member of the Group has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence official action by that person for the benefit of a Borrower or its Subsidiaries, or to otherwise secure any improper advantage.

16.26 Sanctions

16.26.1 Each member of the Group maintains policies designed to promote compliance with Sanctions Laws applicable to it.

16.26.2 No Utilisation, use of proceeds or other transaction contemplated by this Agreement will result in a violation of any Anti-Corruption Law or Sanctions Laws by any member of the Group.

16.26.3 No Obligor, nor any of its respective Subsidiaries or its (or its respective Subsidiaries’) directors or officers or (to the best of its knowledge and belief, having made due and careful inquiry) its (or its respective Subsidiaries') employees or agents:

16.26.3.1 is a Sanctions Restricted Party;

16.26.3.2 is, to the extent it is or should be aware, subject to or involved in any action, claim, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority;

16.26.3.3 has, to the best of its knowledge and belief, having made due and careful inquiry, directly or indirectly engaged in transactions on behalf of the Group or any Obligor with a Sanctions Restricted Party save to the extent that such a transaction is expressly permitted by the relevant Sanctions Laws; or

16.26.3.4 has directly or indirectly has engaged in or engages in transactions on behalf of the Group or any Obligor that evade or violate, are intended to evade or violate or attempt to evade or violate, any Sanctions Laws.

16.26.4 The Group does not conduct business in Cuba, Iran, North Korea, Syria, Crimea or the non-government-controlled territories of the Donetsk and Luhansk oblasts.

16.26.5 The representations and warranties set out in Clauses 16.26.1 to 16.26.4 above shall not be made by nor apply to any Obligor in so far as they would violate or expose any Party (including such Obligor) or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung - AWV)).

16.27 Times for making representations and warranties

The representations and warranties set out in this Clause 16:

16.27.1 are made on the date of this Agreement; and

16.27.2 (with the exception of Clause 16.10 (Taxes on payments), Clause 16.21 (Stamp duties), Clause 16.23 (Material adverse change) and this Clause 16.27) are deemed to be repeated by each Obligor on the date of each Request and the first day of each Interest Period, in each case with reference to the facts and circumstances then existing.

17. INFORMATION UNDERTAKINGS TC "17 INFORMATION UNDERTAKINGS" \l 1

17.1 Duration

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

17.2 Financial information

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

17.2.1 as soon as the same are available (and in any event within 180 days of the end of each of its financial years):

17.2.1.1 its audited consolidated accounts for that financial year; and

17.2.1.2 the audited accounts of each Borrower and Autoliv ASP, Inc. for that financial year;

17.2.2 as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years):

17.2.2.1 its unaudited consolidated accounts for that half-year; and

17.2.2.2 the unaudited accounts of Autoliv ASP, Inc. for that half-year;

17.2.3 as soon as the same are available (and in any event within 60 days of the end of each financial quarter):

17.2.3.1 its unaudited consolidated accounts for that financial quarter; and

17.2.3.2 subject to Clause 17.2.4, the unaudited accounts of Autoliv ASP, Inc. for that financial quarter; and

17.2.4 as soon as the same are available (and in any event within 120 days of the end of that financial quarter) the unaudited accounts of Autoliv ASP, Inc. for the fourth quarter of that financial year.

17.3 Information - miscellaneous

The Parent shall supply to the Facility Agent:

17.3.1 any press release issued by the Parent and any information in the possession or control of any member of the Group regarding its financial condition and operations about matters which are reasonably likely to affect any Finance Party's rights under the Finance Documents;

17.3.2 (unless already provided to the Facility Agent) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on the financial condition of any Material Subsidiary or on the Group as a whole or on the ability of any Obligor to perform its obligations under this Agreement;

17.3.3 promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as any Finance Party may reasonably request;

17.3.4 immediately upon its occurrence, details of any change in the credit rating assigned to the Parent's long term unsecured and unsubordinated debt by any of the Rating Agencies;

17.3.5 promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners or any other member of the Group or any of their respective directors, officers or employees as well as information on what steps are being taken with regards to answer or oppose such; and

17.3.6 promptly upon becoming aware that it, any of its direct or indirect owners or any other member of the Group or any of their respective directors, officers or employees has become or is likely to become a Sanctions Restricted Party.

17.4 Notification of Default

17.4.1 Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence (unless that Obligor is aware that another Obligor has already made the relevant notification).

17.4.2 Each Obligor shall notify (unless that Obligor is aware that another Obligor has already made the relevant notification) the Facility Agent of:

17.4.2.1 any breach of Clause 18.21 (Sanctions) (and the steps, if any, being taken to remedy it); and

17.4.2.2 any representation, warranty or statement made or repeated or deemed to be repeated in or in connection with Clause 16.26 (Sanctions) being incorrect in any material respect when made or repeated or deemed to be repeated, promptly upon becoming aware of it.

17.5 Compliance certificates

17.5.1 The Parent shall supply to the Facility Agent:

17.5.1.1 within five Business Days of delivery of the accounts specified in Clauses 17.2.1.1, 17.2.2.1 and 17.2.3.1; and

17.5.1.2 promptly at any other time, if the Facility Agent so requests, a Compliance Certificate signed by one of its senior officers on its behalf:

(a) setting out computations as to compliance with Clause 18.18 (Subsidiary Borrowings) as at the date at which the accounts referred to in Clause 17.5.1.1 were drawn up;

(b) confirming the credit ratings which currently apply to the Parent's long term unsecured and unsubordinated debt; and

(c) certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.5.2 The Parent is not required to supply a Compliance Certificate (the “First Certificate”) with the audited consolidated accounts delivered in accordance with Clause 17.2.1.1 if that First Certificate would be the same as the Compliance Certificate (the “Second Certificate”) supplied with the unaudited consolidated accounts delivered in accordance with Clause 17.2.3.1 in respect of the fourth financial quarter of that financial year in such a situation. The Parent must instead confirm in writing to the Facility Agent that the First Certificate would be the same as the Second Certificate.

18. GENERAL UNDERTAKINGS TC "18 GENERAL UNDERTAKINGS" \l 1

18.1 Duration

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

18.2 Authorisations

Each Obligor shall promptly:

18.2.1 obtain, maintain and comply with the terms of; and

18.2.2 supply certified copies to the Facility Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3 Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.4 Negative pledge

18.4.1 No Obligor shall, and the Parent shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets (other than Unrestricted Margin Stock).

18.4.2 Clause 18.4.1 does not apply to:

18.4.2.1 any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

18.4.2.2 any Security Interest disclosed in writing to the Facility Agent prior to the execution of this Agreement which secures Financial Indebtedness outstanding at the date of this Agreement;

18.4.2.3 any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

18.4.2.4 any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

18.4.2.5 in the case of any company which becomes a member of the Group after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(a) the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Group is not increased;

(b) no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Group; and

(c) the Security Interest is discharged within three months;

18.4.2.6 any Security Interest replacing any of the Security Interests permitted by Clauses 18.4.2.4 and 18.4.2.5, provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three month period specified in Clauses 18.4.2.4 and 18.4.2.5; and

18.4.2.7 any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this Clause 18.4.2.7 (other than those permitted by Clause 18.4.2.1 to 18.4.2.6), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 18.5 (Transactions similar to security), does not exceed five per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 17.2 (Financial information).

18.5 Transactions similar to security

18.5.1 No Obligor shall, and the Parent shall procure that no other Material Subsidiary will:

18.5.1.1 sell, transfer or otherwise dispose of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

18.5.1.2 sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 18.5 and (b) the Security Interests permitted by Clause 18.4.2.7, does not exceed five per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 17.2 (Financial information).

18.5.2 Clause 18.5.1 above does not apply to Unrestricted Margin Stock.

18.6 Disposals

18.6.1 No Obligor shall, and the Parent shall procure that no other Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

18.6.2 Clause 18.6.1 does not apply to:

18.6.2.1 disposals made in the ordinary course of business of the disposing entity; or

18.6.2.2 disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or

18.6.2.3 disposals made on an arm’s length basis for full market consideration; or

18.6.2.4 disposals made with the prior written consent of the Majority Lenders; or

18.6.2.5 any disposal of assets from:

(a) an Obligor to another Obligor; or

(b) a Material Subsidiary (other than an Obligor) to an Obligor or any other Subsidiary; or

(c) any other Subsidiary of the Parent to any member of the Group,

provided that all such disposals in this Clause 18.6.2.5 are made for full market consideration.

18.7 Change of business

The Parent shall procure that no substantial change is made to the general nature or scope of the business of the Parent or of the Group from that carried on at the date of this Agreement.

18.8 Mergers

The Parent shall not, without the prior written consent of the Majority Lenders, finalise or effectuate any amalgamation, demerger, merger or reconstruction.

18.9 Insurances

Each Obligor shall, and the Parent will procure that the Group taken as a whole will, effect and maintain such insurance over and in respect of its property, assets and business with reputable underwriters or insurance companies and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar businesses and in the same or similar localities.

18.10 Third party guarantees

No Obligor shall, and will ensure that no other member of the Group shall, without the prior consent of the Majority Lenders, grant any guarantee, bond, indemnity, counter-indemnity or similar instrument in respect of any material obligation of a person other than a member of the Group, save for:

18.10.1 on the terms of the Finance Documents; or

18.10.2 any guarantee related to the purchase or supply of goods and/or services by such Obligor or a member of the Group or a consortium or a group of companies of which such Obligor or a member of the Group is a party, which guarantee is given in the ordinary course of business.

18.11 Environmental Matters

Each Obligor that directly or indirectly owns, leases, occupies or uses real property in the United States shall, in all material respects, comply with:

18.11.1 all applicable Environmental Law; and

18.11.2 the terms and conditions of all Environmental Licenses applicable to it,

and for this purpose will implement procedures to monitor compliance with and to prevent any liability under Environmental Law.

18.12 Notice requirements

Each Obligor will give the Facility Agent prompt notice of the occurrence of any of the following events:

18.12.1 non-compliance in any material respect with any Environmental Law or Environmental License of which it is aware;

18.12.2 any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which could reasonably be expected to have a material adverse effect;

18.12.3 any actual or suspected Environmental Contamination which might have a material adverse effect;

18.12.4 any Reportable Event;

18.12.5 termination of any Plan maintained, or contributed to, by the Obligor or any ERISA Affiliate or any action that might result in termination of a Plan; or

18.12.6 complete or partial withdrawal from any Multiemployer Plan by the Obligor or any ERISA Affiliate or any action that might result in complete or partial withdrawal from any Multiemployer Plan.

In each notice delivered under this Clause, the relevant Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor's proposed course of action, if any. Delivery of a notice under this Clause will not affect the Obligor's obligations to comply with any other provision of this Agreement.

18.13 Investment Company Act

No Obligor will, either by act or omission, become, or permit any other Obligor to become, an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

18.14 Public utility status

No Obligor will, either by act or omission, become or permit any other Obligor or, as a result of its obligations under this Agreement, the Lender to become subject to regulation under the United States Federal Power Act of 1920, as amended.

18.15 ERISA

No Obligor will take any action or omit to take any action or permit any Subsidiary or ERISA Affiliate to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security Interest on any property of the Obligor or any Subsidiary or otherwise have a material adverse effect.

18.16 Margin Stock

The Obligors will use the proceeds of the Loans only for the purpose described in Clause 3 (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System). The Obligors shall procure that none of the proceeds of the Loans will be used for any purpose that will violate or result in the violation of section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X). If requested by the Facility Agent, the Obligors' Agent will furnish to the Facility Agent in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

18.17 Solvency

The Parent will, at all times, maintain sufficient capital to conduct its current and proposed business and operations, maintain its ability to pay its debts as they become due, and continue to own property having a value - both at fair valuation and at present fair saleable value - greater than the total amount of the probable liability of the Parent on its debts and obligations (including this Agreement).

18.18 Subsidiary Borrowings

18.18.1 In this Clause 18.18:

“Borrowings” means:

(a) the outstanding principal amount of any monies borrowed;

(b) the outstanding principal amount of any debenture, bond, note, loan stock or other security;

(c) the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(d) the principal amount, outstanding for more than 90 days on its original terms and created in connection with the payment of the acquisition price of any asset before or after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

(e) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (b) above; and

(f) the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) to (e) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

For the avoidance of doubt, the amount of any provision for pension liabilities made in the accounts delivered in accordance with Clause 17.2 (Financial information) shall not constitute Borrowings for the purposes of this definition.

“Subsidiary Borrowings” means, at any time, the aggregate amount of all Borrowings of the Parent's Subsidiaries (other than Obligors) at that time ((i) excluding any Borrowing owed by one member of the Group to another member of the Group, and (ii) without double counting in relation to guarantees given by one Subsidiary in relation to the Borrowings of another).

18.18.2 For the purposes of this Clause 18.18 figures shall be expressed in US Dollars and, where any currency has to be converted into US Dollars for this purpose, such conversion shall be made at the rate of exchange applied in the relevant financial accounts delivered under Clause 17.2 (Financial information).

18.18.3 The Parent shall procure that Subsidiary Borrowings shall not exceed US$600,000,000 (or its equivalent in other currencies) at any time.

18.19 Know your customer requirements

18.19.1 Each Obligor must promptly on the request of any Finance Party supply to that Finance Party documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

18.19.2 Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

18.19.3 Each Lender agrees that any information it receives under this Clause 18.19 shall be kept confidential in accordance with Clause 28 (Disclosure of Information).

18.20 Anti-Corruption Laws; Anti-Money Laundering Laws

18.20.1 Each Obligor shall ensure that it, and each of its Subsidiaries:

18.20.1.1 maintains policies designed to promote compliance with Anti-Corruption Laws and Anti-Money Laundering Laws applicable to it; and

18.20.1.2 (and each of its directors, officers or employees) complies at all times (to the best of its knowledge and belief, having made due and careful enquiry) with those laws, regulations or rules.

18.20.2 No Obligor will (and each Obligor shall ensure that none of their respective Subsidiaries will) directly or indirectly use the proceeds of the Loans for any purpose which would breach Anti-Corruption Laws applicable to it.

18.21 Sanctions

18.21.1 Each Obligor shall ensure that none of them, nor any of their respective Subsidiaries or their (or their respective Subsidiaries') directors, officers or employees when acting on behalf of the Group or any Obligor:

18.21.1.1 is or will become a Sanctions Restricted Party;

18.21.1.2 acts or will act on behalf of a Sanctions Restricted Party;

18.21.1.3 require any Finance Party to take any action that would cause it to violate any Sanctions Laws, it being understood that any Finance Party can refuse to honour any such request otherwise validly made by a Borrower under this Agreement; and

18.21.1.4 breach any Sanctions Laws.

18.21.2 No Obligor will (and each Obligor shall ensure that none of their respective Subsidiaries will) directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds:

18.21.2.1 to, or for the benefit of, any person who, at the time at which such proceeds are used, lent, contributed or otherwise made available to, or for the benefit of, that person, is a Sanctions Restricted Party;

18.21.2.2 in any other manner that would result in a violation of Sanctions Laws by any person (including any person participating in a Loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise); or

18.21.2.3 otherwise in breach of Sanctions Laws or which would otherwise result in any Party being in breach of any Sanctions Laws or becoming a Sanctions Restricted Party.

18.21.3 Each Obligor will maintain policies designed to promote compliance by it and its respective Subsidiaries with Sanctions Laws applicable to it and its respective Subsidiaries and its business and the business of its respective Subsidiaries.

18.21.4 Clauses 18.21.1 to 18.21.3 above shall not apply in so far as they would result in any Party or any of its Subsidiaries or any director, officer or employee thereof being in breach of any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung - AWV)).

18.22 Direct electronic delivery by Parent

The Parent may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 36.3 (Electronic communication) to the extent that Lender and the Facility Agent agree to this method of delivery.

19. DEFAULT TC "19 DEFAULT" \l 1

19.1 Events of Default

Each of the events set out in this Clause 19 is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).

19.2 Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the non-payment is caused solely by administrative or technical error, or relates solely to non-payment of interest or fees, it is not remedied within three Business Days.

19.3 Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than Clause 18.21 (Sanctions) and those referred to in Clause 19.2 (Non-payment)), provided that, if such non-compliance is capable of remedy, such non-compliance remains unremedied for a period of 14 days.

19.4 Misrepresentation

A representation, warranty or statement made or repeated or deemed to be repeated in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document (other than the representations and warranties in Clause 16.26 (Sanctions)) is incorrect in any material respect when made or repeated or deemed to be repeated.

19.5 Cross-default

19.5.1 Any Financial Indebtedness of a member of the Group is not paid when due or within any applicable grace period provided for in the relevant documentation.

19.5.2 An event of default howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group.

19.5.3 Any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

19.5.4 Any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

19.5.5 Any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable.

19.5.6 No Event of Default shall occur under this Clause 19.5 unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under Clauses 19.5.1 to 19.5.5 occurs or occur is at least US$80,000,000 (or its equivalent in other currencies).

19.6 Insolvency

19.6.1 An Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due.

19.6.2 An Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

19.6.3 An Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to the readjustment or rescheduling of any of its indebtedness.

19.7 Insolvency proceedings

19.7.1 Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary.

19.7.2 A meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed.

19.7.3 Any person presents a petition for the winding-up or for the administration of an Obligor or any Material Subsidiary, other than a petition which is frivolous or vexatious, or which is dismissed within 30 days.

19.7.4 An order for the winding-up or administration of an Obligor or any Material Subsidiary is made.

19.7.5 Any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of an Obligor or any Material Subsidiary or any other insolvency proceedings involving an Obligor or any Material Subsidiary, unless such step is taken by a third party and is frivolous or vexatious.

19.8 Appointment of receivers and managers

19.8.1 Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or any Material Subsidiary or any part of its assets.

19.8.2 The directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

19.8.3 Any other steps are taken to enforce any Security Interest over any part of the assets of an Obligor or any Material Subsidiary, unless such steps are considered (in the reasonable opinion of the Facility Agent) to be frivolous or vexatious.

19.9 Creditors' process

Any attachment, sequestration, distress or execution affects any asset of an Obligor or any Material Subsidiary and is not discharged within 14 days.

19.10 Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which appears to correspond with any of those mentioned in Clauses 19.6 (Insolvency) to 19.9 (Creditors' process) (inclusive).

19.11 Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business.

19.12 US Bankruptcy Laws

19.12.1 Any Obligor makes a general assignment for the benefit of creditors.

19.12.2 Any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively “US Bankruptcy Law”).

19.12.3 An involuntary case under any US Bankruptcy Law is commenced against any Obligor and the petition is not controverted within 90 days and is not dismissed or stayed within 60 days after commencement of the case.

19.12.4 A custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor.

19.12.5 An order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.

19.13 ERISA

19.13.1 Any event or condition occurs that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or, with respect to any Plan, to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

19.13.2 Any failure by any Plan to satisfy the minimum funding requirements of section 412 or 430 of the US Code, as amended, or section 302 of ERISA applicable to such Plan, whether or not waived, where such failure could reasonably be expected to result in a material adverse effect.

19.14 Acceleration

19.14.1 Upon the occurrence of an Event of Default described in Clause 19.12 (US Bankruptcy Laws):

19.14.1.1 the Total Commitments will, if not already cancelled under this Agreement, immediately and automatically be cancelled; and

19.14.1.2 the Loans, together with accrued interest, and all other amounts outstanding under the Finance Documents, will be immediately due and payable, without the requirement of notice or any other formality.

19.14.2 On and at any time after the occurrence of an Event of Default for as long as such Event of Default is continuing (other than an Event of Default described in Clause 19.12 (US Bankruptcy Laws)) the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

19.14.2.1 cancel each Available Commitment of each Lender, whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation; and/or

19.14.2.2 demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

19.14.2.3 demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

20. ROLE OF THE FACILITY AGENT TC "20 ROLE OF THE FACILITY AGENT" \l 1

20.1 Appointment and duties of the Facility Agent

20.1.1 Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

20.1.2 Each Party appointing the Facility Agent irrevocably authorises the Facility Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions.

20.2 Duties of the Facility Agent

20.2.1 The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

20.2.2 Subject to Clause 20.2.3, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

20.2.3 Clause 20.2.2 shall not apply to any Novation Certificate.

20.2.4 Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

20.2.5 If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

20.2.6 If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than itself) under this Agreement it shall promptly notify the other Finance Parties.

20.2.7 The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

20.3 Instructions

20.3.1 The Facility Agent shall:

20.3.1.1 unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it in accordance with any instructions given to it by:

(a) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(b) in all other cases, the Majority Lenders; and

20.3.1.2 not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 20.3.1.1.

20.3.2 The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

20.3.3 Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

20.3.4 The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

20.3.5 In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

20.3.6 The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

20.4 No fiduciary duties

20.4.1 Nothing in any Finance Document constitutes the Facility Agent as a trustee or fiduciary of any other person.

20.4.2 The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

20.5 Business with the Group

The Facility Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any member of the Group.

20.6 Rights and discretions

20.6.1 The Facility Agent may rely on:

20.6.1.1 any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

20.6.1.2 assume that:

(a) any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(b) unless it has received notice of revocation, that those instructions have not been revoked; and

20.6.1.3 rely on a certificate from any person:

(a) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(b) to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of Clause 20.6.1.3(a), may assume the truth and accuracy of that certificate.

20.6.2 The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent) that:

20.6.2.1 no Default has occurred (unless it has actual knowledge of a Default arising under Clause 19.2 (Non-payment));

20.6.2.2 any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

20.6.2.3 any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

20.6.3 The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

20.6.4 Without prejudice to the generality of Clause 20.6.3 above or Clause 20.6.5 below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

20.6.5 The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

20.6.6 The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

20.6.7 Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

20.6.8 Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

20.6.9 Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

20.7 Responsibility for documentation

The Facility Agent is not responsible to any other Party for:

20.7.1 the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

20.7.2 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

20.7.3 any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

20.8 No duty to monitor

The Facility Agent shall not be bound to enquire:

20.8.1 whether or not any Default has occurred;

20.8.2 as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

20.8.3 whether any other event specified in any Finance Document has occurred.

20.9 Exclusion of liability

20.9.1 Without limiting Clause 20.9.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

20.9.1.1 any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

20.9.1.2 exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

20.9.1.3 without prejudice to the generality of Clauses 20.9.1.1 and 20.9.1.2, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(a) any act, event or circumstance not reasonably within its control; or

(b) the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

20.9.2 No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause 20.9.2 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

20.9.3 The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

20.9.4 Nothing in this Agreement shall oblige the Facility Agent to carry out:

20.9.4.1 any “know your customer” or other checks in relation to any person; or

20.9.4.2 any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

20.9.5 Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

20.10 Indemnities

20.10.1 Without limiting the liability of any Borrower under the Finance Documents, each Lender shall forthwith on demand indemnify the Facility Agent for that Lender's proportion of any liability or loss (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent in any way relating to or arising out of its acting as the Facility Agent, except to the extent that the liability or loss arises directly from the Facility Agent's gross negligence or wilful misconduct (or, in the case of any cost, loss or liability pursuant to Clause 11.9 (Disruption to Payment Systems) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent).

20.10.2 A Lender's proportion of the liability or loss set out in Clause 20.10.1 above will be the proportion which its participation in the Loans (if any) bears to the aggregate amount of all the Loans on the date of the demand. However, if there are no such Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

20.11 Resignation of the Facility Agent

20.11.1 The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Parent.

20.11.2 Alternatively the Facility Agent may resign by giving 30 days' notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Facility Agent.

20.11.3 If the Majority Lenders have not appointed a successor Facility Agent in accordance with Clause 20.11.2 within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Parent) may appoint a successor Facility Agent.

20.11.4 If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under Clause 20.11.3, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement) agree with the proposed successor Facility Agent amendments to this Clause 20 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent's normal fee rates and those amendments will bind the Parties.

20.11.5 The retiring Facility Agent shall, at its own cost make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as agent under the Finance Documents. The Parent shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

20.11.6 The Facility Agent's resignation notice shall only take effect upon the appointment of a successor. On giving the notification, the successor Facility Agent will succeed to the position of the relevant Facility Agent and the term “Facility Agent” will mean the successor Facility Agent.

20.11.7 Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 20.11.5) but shall remain entitled to the benefit of Clause 24.2 (Indemnity to the Facility Agent) and this Clause 20 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.11.8 After consultation with the Parent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with Clause 20.11.2. In this event, the Facility Agent shall resign in accordance with Clause 20.11.2.

20.11.9 The Facility Agent shall resign in accordance with Clause 20.11.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to Clause 20.11.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

20.11.9.1 the Facility Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Parent or a Finance Party reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

20.11.9.2 the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

20.11.9.3 the Facility Agent notifies the Parent and a Finance Party that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Parent or a Finance Party reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Parent or that Finance Party, by notice to the Facility Agent, requires it to resign.

20.12 Confidentiality

20.12.1 In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

20.12.2 If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

20.13 Relationship with the Lenders

20.13.1 The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

20.13.1.1 entitled to or liable for any payment due under any Finance Document on that day; and

20.13.1.2 entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

20.13.2 Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 36.3 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 36.2 (Addresses for notices) and Clause 36.3.1.2 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

20.14 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

20.14.1 the financial condition, status and nature of each member of the Group;

20.14.2 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

20.14.3 whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

20.14.4 the adequacy, accuracy or completeness any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

20.15 Facility Agent's management time

20.15.1 Subject to Clause 20.15.2, any amount payable to the Facility Agent under Clause 24.2 (Indemnity to the Facility Agent), Clause 22 (Expenses) and Clause 20.10 (Indemnities) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 21 (Fees).

20.15.2 Clause 20.15.1 shall not apply whilst there is only one Lender (or there is more than one Lender but each is an Affiliate of the other) under this Agreement.

20.16 Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

21. FEES TC "21 FEES" \l 1

21.1 Upfront fee

The Parent shall pay to the Facility Agent (for the account of the Original Lenders) an upfront fee in the amount agreed in a Fee Letter.

21.2 Facility Agent’s fee

21.2.1 Subject to Clause 21.2.2, the Parent shall pay to the Facility Agent (for its own account) an annual agency fee, charged by the Facility Agent at its usual rates for a transaction of this nature, with the amount and the timing for payment set out in a Fee Letter entered into by the Facility Agent and the Parent.

21.2.2 The requirements of Clause 21.2.1 shall not apply until such time as there is more than one Lender (provided that the other Lender(s) are not each an Affiliate of the other).

21.3 Commitment fee

21.3.1 The Parent shall pay to each Lender (through the Facility Agent) a commitment fee in US Dollars computed at the rate of 35 per cent. per annum of the applicable Margin on the undrawn, uncancelled amount of that Lender's Commitment.

21.3.2 Commitment fee will accrue on each day on which any Commitment is in force.

21.3.3 Accrued commitment fee shall be payable quarterly in arrear from the date of this Agreement. Accrued commitment fee shall also be payable to the Facility Agent for the relevant Lender on the cancelled amount of its Commitment at the time the cancellation comes into effect.

21.3.4 No commitment fee is payable to a Lender on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

21.4 Utilisation fee

21.4.1 The Parent must pay to each Lender (through the Facility Agent) a utilisation fee computed at the rate of:

21.4.1.1 0.10 per cent. per annum for each day on which the aggregate amount of the Loans is less than or equal to 33 1/3 per cent. of the Total Commitments;

21.4.1.2 0.20 per cent. per annum for each day on which the aggregate amount of the Loans exceeds 33 1/3 per cent. but is less than or equal to 66 2/3 per cent. of the Total Commitments; or

21.4.1.3 0.40 per cent. per annum for each day on which the aggregate amount of the Loans exceeds 66 2/3 per cent. of the Total Commitments.

21.4.2 Utilisation fee is payable on the amount of each Lender's share in the Loans.

21.4.3 Accrued utilisation fee is payable quarterly in arrear from the date of this Agreement. Accrued utilisation fee is also payable to a Lender on the date that its Commitment is cancelled and its share in the Loans prepaid or repaid in full.

21.5 VAT

Any fee referred to in this Clause 21 is exclusive of any value added tax or any other direct tax which might be chargeable in connection with that fee. If any value added tax or other direct tax is so chargeable, it shall be paid by the relevant Obligor at the same time as it pays the relevant fee.

22. EXPENSES TC "22 EXPENSES" \l 1

22.1 Initial and special costs

The Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in connection with:

22.1.1 the negotiation, preparation, printing and execution of:

22.1.1.1 this Agreement and any other documents referred to in this Agreement; and

22.1.1.2 any other Finance Document executed after the date of this Agreement;

22.1.2 any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or, in the case of Clause 2.7 (Change of currency), the Facility Agent, and relating to a Finance Document or a document referred to in any Finance Document; and

22.1.3 any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

22.2 Enforcement costs

The Parent shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

23. STAMP DUTIES TC "23 STAMP DUTIES" \l 1

The Parent shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

24. INDEMNITIES TC "24 INDEMNITIES" \l 1

24.1 Currency indemnity

24.1.1 If a Finance Party receives an amount in respect of an Obligor's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the relevant Finance Document:

24.1.1.1 that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

24.1.1.2 if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall promptly on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

24.1.1.3 the Obligor shall forthwith on demand pay to each Finance Party any exchange costs and taxes payable in connection with any such conversion.

24.1.2 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2 Indemnity to other Finance Parties

The Parent shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

24.2.1 the occurrence of any Default;

24.2.2 a change in the currency of a country or the operation of Clause 2.7 (Change of currency), Clause 19.14 (Acceleration) or Clause 33 (Pro Rata Sharing); or

24.2.3 a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after the Obligors' Agent has delivered a Request.

24.3 Indemnity to the Facility Agent

The Parent shall forthwith on demand indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

24.3.1 investigating any event which it reasonably believes is a Default (or Event of Default);

24.3.2 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

24.3.3 instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

25. EVIDENCE AND CALCULATIONS TC "25 EVIDENCE AND CALCULATIONS" \l 1

25.1 Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

25.2 Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3 Calculations

25.3.1 Interest and the fees payable under Clause 21.2.1 (Commitment fee) and Clause 21.4 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where market practice otherwise dictates, 365 days, and, subject to Clause 25.3.2 below, without rounding.

25.3.2 The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

26. AMENDMENTS AND WAIVERS TC "26 AMENDMENTS AND WAIVERS" \l 1

26.1 Procedure

26.1.1 Subject to Clause 26.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Obligors' Agent and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

26.1.2 The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under Clause 26.1.1, and any such amendment or waiver shall be binding on all the Parties.

26.2 Exceptions

26.2.1 Subject to Clause 26.3 (Changes to reference rates), an amendment or waiver which relates to:

26.2.1.1 the definitions of Majority Lenders, Sanctions Authority, Sanctions Laws, Sanctions List and Sanctions Restricted Party in Clause 1.1 (Definitions);

26.2.1.2 an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents (including the Margin and any fee payable under Clauses 21.2.1 (Commitment fee)) or Clause 21.4 (Utilisation fee);

26.2.1.3 an increase in or extension of any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

26.2.1.4 a change in the guarantee of the Parent or Autoliv ASP, Inc.;

26.2.1.5 a term of a Finance Document which expressly requires the consent of all Lenders; or

26.2.1.6

(a) Clause 2.5 (Finance Parties' rights and obligations);

(b) Clauses 7.6.2 to 7.6.6 (Mandatory prepayment);

(c) Clause 16.26 (Sanctions);

(d) Clauses 17.3.5 and 17.3.6 (Information miscellaneous);

(e) Clause 18.21 (Sanctions);

(f) Clause 27.2 (Transfers by Lenders);

(g) Clause 33 (Pro Rata Sharing);

(h) Clause 39 (Governing Law);

(i) Clause 38 (Enforcement); or

(j) this Clause 26,

must not be made without the prior consent of all the Lenders.

26.2.2 An amendment or waiver which relates to the rights or obligations of the Facility Agent (in its capacity as such) may not be effected without the consent of the Facility Agent.

26.2.3 If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Parent and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve that request.

26.2.4 The Obligors' Agent and the Facility Agent, acting on the instructions of all the Lenders, may enter into a Reference Rate Supplement at any time. Upon entering into that Reference Rate Supplement, the terms of that Reference Rate Supplement shall supplement, supersede or otherwise amend the terms of this Agreement.

26.3 Changes to reference rates

26.3.1 Subject to Clause 26.2.4, if a Published Rate Replacement Event has occurred in relation to any Published Rate for US Dollars, any amendment or waiver which relates to:

26.3.1.1 providing for the use of a Replacement Reference Rate in relation to US Dollars in place of that Published Rate; and

26.3.1.2

(a) aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(b) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(c) implementing market conventions applicable to that Replacement Reference Rate;

(d) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(e) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors' Agent.

26.3.2 An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan to any recommendation of a Relevant Nominating Body which:

26.3.2.1 relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

26.3.2.2 is issued on or after the date of this Agreement,

may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors' Agent.

26.3.3 If any Lender fails to respond to a request for an amendment or waiver described in Clause 26.3.1 or Clause 26.3.2 within 15 Business Days (or such longer time period in relation to any request which the Parent and the Facility Agent may agree) of that request being made:

26.3.3.1 its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

26.3.3.2 its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.3.4 In this Clause 26.3:

“Published Rate” means an RFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors' Agent, materially changed;

(b)

(i)

(A) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii) the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c) the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determined that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors' Agent) temporary; or

(ii) that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than any period specified as the “Published Rate Contingency

Period” in the Compounded Rate Terms relating to that Published Rate; or

(d) in the opinion of the Majority Lenders and the Obligors’ Agent, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Replacement Reference Rate” means a reference rate which is:

(a) formally designated, nominated or recommended as the replacement for a Published Rate by:

(i) the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b) in the opinion of the Majority Lenders and the Obligors' Agent, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c) in the opinion of the Majority Lenders and the Obligors' Agent, an appropriate successor to a Published Rate.

26.4 Disenfranchisement of Defaulting Lenders

26.4.1 For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its undrawn Commitments.

26.4.2 For the purposes of this Clause 26.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

26.4.2.1 any Lender which has notified the Facility Agent that it has become a Defaulting Lender; or

26.4.2.2 any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

26.5 Excluded Commitments

26.5.1 If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days (unless the Parent and the Facility Agent agree to a longer time period in relation to any request) of that request being made:

26.5.1.1 its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve that request; and

26.5.1.2 its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.5.2 If:

26.5.2.1 pursuant to Clause 16.26.5, Clauses 16.26.1 to 16.26.4 do not apply in respect of any Lender; or

26.5.2.2 pursuant to Clause 18.21.4, Clauses 18.21.1 to 18.21.3 do not apply in respect of any Lender,

that Lender's:

(a) Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve any request in respect of any matter under Clauses 16.26.1 to 16.26.4 or Clauses 18.21.1 to 18.21.3 which does not apply in respect of that Lender pursuant to Clauses 16.26.5 or Clause 18.21.4; and

(b) status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request in respect of any matter under Clauses 16.26.1 to 16.26.4 or Clauses 18.21.1 to 18.21.3 which does not apply in respect of that Lender pursuant to Clauses 16.26.5 or Clause 18.21.4.

26.5.3 Upon request by the Facility Agent, each Lender shall confirm to the Facility Agent if it is a Lender referred to in Clauses 26.5.2.

26.6 Replacement of a Defaulting Lender

26.6.1 The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than ten Business Days' prior written notice to the Facility Agent and such Lender:

26.6.1.1 replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 27 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement; or

26.6.1.2 require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 27 (Changes to the Parties) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Parent, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such

Lender's participation in the outstanding utilisations and all accrued interest, broken funding costs (to indemnify that Lender for broken funding) and other amounts payable in relation thereto under the Finance Documents.

26.6.2 Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

26.6.2.1 the Parent shall have no right to replace the Facility Agent;

26.6.2.2 neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

26.6.2.3 the transfer must take place no later than ten Business Days after the notice referred to in Clause 26.6.1; and

26.6.2.4 in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

26.7 Waivers and Remedies Cumulative

The rights of each Finance Party under the Finance Documents:

26.7.1 may be exercised as often as necessary;

26.7.2 are cumulative and not exclusive of its rights under the general law; and

26.7.3 may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

27. CHANGES TO THE PARTIES TC "27 CHANGES TO THE PARTIES" \l 1

27.1 Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

27.2 Transfers by Lenders

27.2.1 A Lender (the “Existing Lender”) may, subject to Clause 27.2.2, at any time assign, transfer or novate any of its Commitments and/or its rights and/or obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2.2 A transfer of part of a Commitment must be in a minimum amount of at least US$10,000,000 or its remaining Commitment, if less.

27.2.3 The prior consent of the Parent is required for any such assignment, transfer or novation, unless:

27.2.3.1 the New Lender is another Lender or an Affiliate of a Lender; or

27.2.3.2 an Event of Default has occurred which is continuing.

27.2.4 However, the prior consent of the Parent must not be unreasonably withheld or delayed and will be deemed to have been given if, within ten Business Days of receipt by the Parent of an application for consent, it has not been expressly refused.

27.2.5 The Facility Agent is not obliged to execute a Novation Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

27.2.6 A transfer of obligations will be effective only if either:

27.2.6.1 the obligations are novated in accordance with Clause 27.3 (Procedure for novations); or

27.2.6.2 the New Lender confirms to the Facility Agent and the Obligors' Agent that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

27.2.7 Nothing in this Agreement restricts the ability of a Lender to subcontract an obligation if that Lender remains liable under this Agreement for that obligation.

27.2.8 On each occasion an Existing Lender assigns, transfers or novates any of its Commitments, or any of its rights and/or obligations under this Agreement the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of US$2,500.

27.2.9 An Existing Lender is not responsible to a New Lender for (and an Existing Lender makes no representation or warranty as to):

27.2.9.1 the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

27.2.9.2 the financial condition of any Obligor;

27.2.9.3 the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents;

27.2.9.4 the collectability of amounts payable under any Finance Document; or

27.2.9.5 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

27.2.10 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

27.2.10.1 has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

27.2.10.2 will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

27.2.11 Nothing in any Finance Document obliges an Existing Lender to:

27.2.11.1 accept a retransfer from a New Lender of any of the Commitments and/or rights and/or obligations assigned, transferred or novated under this Clause 27; or

27.2.11.2 support any losses incurred by the New Lender by reason of the non-performance by the Obligors of their obligations under the Finance Documents or otherwise.

27.2.12 Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

27.3 Procedure for novations

27.3.1 A novation is effected if:

27.3.1.1 the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate, substantially in the form of Schedule 4 (Form of Novation Certificate) (a “Novation Certificate”); and

27.3.1.2 the Facility Agent executes that Novation Certificate.

27.3.2 Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf.

27.3.3 On the relevant Transfer Date:

27.3.3.1 the Existing Lender and the other Parties (in this Clause 27.3.3, the “Existing Parties”) will be released from their obligations to each other;

27.3.3.2 the New Lender and the Existing Parties will assume obligations towards each other which differ from the obligations discharged pursuant to Clause 27.3.3.1 above only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

27.3.3.3 the rights of the Existing Lender against the Existing Parties and vice versa will be cancelled;

27.3.3.4 the New Lender and the Existing Parties will acquire rights against each other which differ from the rights cancelled pursuant to Clause 27.3.3.3 above only insofar as they are exercisable by or against the New Lender instead of the Existing Lender; and

27.3.3.5 the New Lender shall become a Party as a “Lender”,

all on the date of execution of the Novation Certificate by the Facility Agent or, if later, the date specified in the Novation Certificate (the “Transfer Date”).

27.4 The Register

The Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Novation Certificate delivered to it and a register (the Register) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 27 (Changes to the Parties), no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Facility Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary.

27.5 Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender by way of any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security Interest shall:

27.5.1 release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

27.5.2 require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.6 Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.3 (Procedure for novations) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

27.6.1 any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

27.6.2 the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:

27.6.2.1 when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

27.6.2.2 the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.6, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.7 Additional Borrowers

27.7.1 The Parent must, by giving not less than ten Business Day's prior notice to the Facility Agent, notify the Facility Agent (which must promptly notify the Lenders) of its intention to request one of its wholly-owned (directly or indirectly) Subsidiaries to become an Additional Borrower. Any Additional Borrower must be incorporated in a member country of the Organisation for Economic Co-operation and Development.

27.7.2 If the accession of an Additional Borrower requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Parent must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

27.7.3 If one of the wholly-owned Subsidiaries of the Parent is to become an Additional Borrower, then the Parent must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part II of Schedule 2 (Conditions Precedent Documents), in form and substance satisfactory to the Facility Agent.

27.7.4 The prior consent of all the Lenders is required before any entity becomes an Additional Borrower.

27.7.5 The relevant Subsidiary will, subject to Clause 27.7.4, become an Additional Borrower when the Finance Parties have received all of the documents and evidence referred to in Clause 27.7.2, and the Facility Agent notifies the other Finance Parties and the Parent that it has received all of the documents and evidence referred to in Clause 27.7.3, in form and substance satisfactory to them. The Facility Agent must give this notification as soon as reasonably practicable.

27.7.6 Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Parent, to the Facility Agent constitutes confirmation by that Subsidiary and the Parent that the representations set out in Clause 16 (Representations and Warranties) (with the exception of Clause 16.23 (Material adverse change)) are then correct, and that no Event of Default or potential Event of Default is continuing or would occur as a result of such Subsidiary becoming an Additional Borrower.

28. DISCLOSURE OF INFORMATION TC "28 DISCLOSURE OF INFORMATION" \l 1

28.1 Disclosure (General)

Each Finance Party shall keep confidential any and all information made available to it by any Obligor pursuant to or in connection with the Finance Documents, other than information:

28.1.1 which at the relevant time is in the public domain; or

28.1.2 which, after such information has been made available to that Finance Party, becomes generally available to third parties by publication or otherwise through no breach of this Clause 28 by that Finance Party; or

28.1.3 which was lawfully in the possession of that Finance Party or its advisers prior to such disclosure (as evidenced by that Finance Party's written records or the written records of that Finance Party's advisers) and which was not acquired directly or indirectly from an Obligor; or

28.1.4 disclosed to:

28.1.4.1 any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

28.1.4.2 any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

28.1.4.3 any of the officers, directors, employees, professional advisers, auditors, insurers, partners or Representatives of that Finance Party;

28.1.4.4 to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; or direct or indirect provider of credit protection; or

28.1.5 the disclosure of which is made to an Affiliate or Related Fund of that Finance Party (and such Affiliate's, or Related Fund's, directors, employees, professional advisers, auditors, insurers, partners or Representatives) in circumstances where it is that Finance Party's usual practice to make such disclosure or where such disclosure is required as part of that Finance Party's management or reporting policies or where such disclosure is in the reasonable opinion of that Finance Party required to protect its position, or to assist in the recovery of amounts, hereunder; or

28.1.6 the disclosure of which is made to any person with (or through) whom it is proposing to enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement; or

28.1.7 the disclosure of which is made to any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 28.1.6 above; or

28.1.8 to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 27.5 (Security over Lenders' rights); or

28.1.9 which is disclosed to another party to this Agreement in the specific circumstances whereby it is made available to that party,

provided that, if a Finance Party makes such information available to any person in accordance with Clauses 28.1.4, 28.1.5, 28.1.6, 28.1.7 or 28.1.8 above, it takes reasonable endeavours to ensure that such party keeps that information confidential to the same extent as set out above and provided that, if a Finance Party makes such information available to any person in accordance with Clause 28.1.6 or 28.1.7 above, the person to whom the information is to be given has entered into a confidentiality undertaking substantially in a form recommended by the Loan Market Association, except that there shall be no requirement for such a confidentiality undertaking if the recipient is subject to professional obligations to maintain the confidentiality of the information.

28.2 Disclosure to numbering service providers

28.2.1 Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

28.2.1.1 the names of the Obligors;

28.2.1.2 the country of domicile of the Obligors;

28.2.1.3 the place of incorporation of the Obligors;

28.2.1.4 the date of this Agreement;

28.2.1.5 Clause 39 (Governing law);

28.2.1.6 the name of the Facility Agent;

28.2.1.7 the date of each amendment and restatement of this Agreement;

28.2.1.8 the amount of, and the name of, the Facility (including any tranches thereof);

28.2.1.9 the amount of the Total Commitments;

28.2.1.10 the currencies of the Facility;

28.2.1.11 the type of the Facility;

28.2.1.12 the ranking of the Facility;

28.2.1.13 the Maturity Date for the Facility;

28.2.1.14 changes to any of the information previously supplied pursuant to Clauses 28.2.1.1 to 28.2.1.13; and

28.2.1.15 such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

28.2.2 The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

28.2.3 The Parent represents that none of the information set out in Clauses 28.2.1.1 to 28.2.1.15 is, nor will at any time be, unpublished price-sensitive information.

28.2.4 The Facility Agent shall notify the Parent and the other Finance Parties of:

28.2.4.1 the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

28.2.4.2 the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

28.3 Entire agreement

This Clause 28.3 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

28.4 Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

28.5 Notification of disclosure

28.5.1 Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

28.5.1.1 of the circumstances of any disclosure of Confidential Information made pursuant to Clause 28.1.4.1 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

28.5.1.2 upon becoming aware that Confidential Information has been disclosed in breach of this Clause 28.5.

28.6 Continuing obligations

The obligations in this Clause 28.6 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

28.6.1 the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

28.6.2 the date on which such Finance Party otherwise ceases to be a Finance Party.

29. BAIL-IN TC "29 BAIL-IN" \l 1

29.1 Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

29.1.1 any Bail-In Action in relation to any such liability, including (without limitation):

29.1.1.1 a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

29.1.1.2 a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

29.1.1.3 a cancellation of any such liability; and

29.1.2 a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

29.2 Bail-In definitions

In this Clause 29:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b) in relation to the United Kingdom, the UK Bail-In Legislation; and

(c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation.

30. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS TC "30 ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS" \l 1

30.1 Acknowledgement

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, to the extent that any Finance Document provides support, through a guarantee, security or otherwise, for any agreement or instrument that is a QFC (any such support, “QFC Credit Support”, and any such QFC, a “Supported QFC”), each Party acknowledges and agrees as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and such QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or any Supported QFC may in fact be stated to be governed by the laws of the USA or a state of the USA):

30.1.1 in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and any obligation in or under such Supported QFC or such QFC Credit Support, and any right in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if such Supported QFC and such QFC Credit Support (and any such interest, obligation and right in property) were governed by the laws of the USA or a state of the USA; and

30.1.2 in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under any Finance Document that may otherwise apply to such Supported QFC or such QFC Credit Support and that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if such Supported QFC and each Finance Document were governed by the laws of the USA or a state of the US. Without limiting the foregoing, each Party understands and agrees that its rights and remedies with respect to a Defaulting Lender or an Impaired Agent or shall not affect any right of any Covered Party with respect to any Supported QFC or any QFC Credit Support.

30.2 Definitions

In this Clause 30:

“BHC Act Affiliate” means, in respect of a person, its “affiliate” (as that term is defined in, and interpreted in accordance with, 12 United States Code 1841(k));

“Covered Entity” means:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 382.2(b);

“Default Right” has the meaning given to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable; and

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).

31. CONFIDENTIALITY OF FUNDING RATES TC "31 CONFIDENTIALITY OF FUNDING RATES" \l 1

31.1 Confidentiality and disclosure

31.1.1 The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clauses 31.1.2 and 31.1.3.

31.1.2 The Facility Agent may disclose:

31.1.2.1 any Funding Rate to the relevant Borrower pursuant to Clause 9.5 (Notifications); and

31.1.2.2 any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender, as the case may be.

31.1.3 The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

31.1.3.1 any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this Clause 31.1.3.1 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

31.1.3.2 any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

31.1.3.3 any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

31.1.3.4 any person with the consent of the relevant Lender, as the case may be.

31.2 Related obligations

31.2.1 The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

31.2.2 The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender, as the case may be:

31.2.2.1 of the circumstances of any disclosure made pursuant to Clause 31.1.3.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

31.2.2.2 upon becoming aware that any information has been disclosed in breach of this Clause 31.

31.3 No Event of Default

No Event of Default will occur under Clause 19.3 (Breach of other obligations) by reason only of an Obligor's failure to comply with this Clause 31.

32. SET-OFF TC "32 SET-OFF" \l 1

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33. PRO RATA SHARING TC "33 PRO RATA SHARING" \l 1

33.1 Redistribution

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set off or any other manner other than in accordance with Clause 11 (Payments) (a “recovery”), then:

33.1.1 the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

33.1.2 the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 11 (Payments);

33.1.3 subject to Clause 33.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the redistribution) equal to the excess;

33.1.4 the Facility Agent shall treat the redistribution as if it were a payment by the relevant Obligor under Clause 11 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 11.8 (Partial payments); and

33.1.5 after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under Clause 33.1.4 and the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.2 Reversal of redistribution

If under Clause 33.1 (Redistribution):

33.2.1 a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

33.2.2 the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for a period whilst it held the re-distribution. Thereupon the subrogation in Clause 33.1.5 (Redistribution) will operate in reverse to the extent of the reimbursement.

33.3 Exceptions

33.3.1 A recovering Finance Party is not obliged to pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 33.1.5 (Redistribution).

33.3.2 A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

34. SEVERABILITY TC "34 SEVERABILITY" \l 1

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

34.1 the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

34.2 the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

35. COUNTERPARTS TC "35 COUNTERPARTS" \l 1

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36. NOTICES TC "36 NOTICES" \l 1

36.1 Giving of notices

36.1.1 All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter.

36.1.2 Any communication or document made or delivered by one person to another under of in connection with the Finance Documents will be effective when:

36.1.2.1 delivered personally; or

36.1.2.2 five Business Days after being deposited in the post postage prepaid in an envelope addressed to the applicable addressee.

36.1.3 However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

36.2 Addresses for notices

36.2.1 The address of each Party (other than the Parent and the Facility Agent) for all notices under or in connection with this Agreement is:

36.2.1.1 those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party; or

36.2.1.2 any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days' notice.

36.2.2 The address of the Parent is:

Autoliv, Inc,

Box 70381

SE-111 64 Stockholm

Sweden

Attention: Treasurer

With a copy to:

Attention: VP for Legal Affairs, General Counsel and Secretary

or such other as the Parent may notify to the Facility Agent by not less than five Business Days' notice.

36.2.3 The address of the Facility Agent is:

Facility Agent:

Standard Chartered Bank

Address: Global Lending Services, Taunusanlage 16 60325

Frankfurt am Main, Frankfurt. Germany

Email:FF.GLSINSTRUCTIONS@sc.com,DE.LoansProcessing@sc.com, Vinod.PC@sc.com and VijayAnand.Rengarajan@sc.com

Attention: Standard Chartered Bank

Fax: +49 (0) 69 770 750 355

Telephone number: +49 (0) 69 770 750 350

With a copy to:

Email: Tomas.Tveit@sc.com / Arvid.Lundberg@sc.com / Faye.Drew@sc.com / Taran.Liddar@sc.com

Attention: Tomas Tveit, Arvid Lundberg, Faye Drew, Taran Liddar

Address: 1 Basinghall Avenue, London, EC2V 5DD

Fax: +49 (0) 69 770 750 355

Telephone number: +46721658256 / +46709664124 / +447721849393 / +447818685775

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days' notice.

36.2.4 Subject to Clause 36.4 (Communication when the Facility Agent is an Impaired Agent) all notices from or to an Obligor or the Obligors' Agent shall be sent through the Facility Agent.

36.2.5 Promptly upon changing its address, the Facility Agent shall notify the other Parties.

36.3 Electronic communication

36.3.1 Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

36.3.1.1 notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

36.3.1.2 notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

36.3.2 The Parties agree that, unless and until notified to the contrary, any such electronic communication or delivery as specified in Clause 36.3.1 above is to be an accepted form of communication or delivery.

36.3.3 Any such electronic communication or document as specified in Clause 36.3.1 above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

36.3.4 Any electronic communication or document which becomes effective, in accordance with Clause 36.3.3 above, after 17:00 in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

36.3.5 Any reference in a Finance Document to a communication being sent or received or document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 36.3.

36.4 Communication when the Facility Agent is an Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

37. LANGUAGE TC "37 LANGUAGE" \l 1

37.1 Any notice given under or in connection with any Finance Document shall be in English.

37.2 All other documents provided under or in connection with any Finance Document shall be:

37.2.1 in English; or

37.2.2 if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

38. ENFORCEDMENT TC "38 ENFORCEDMENT " \l 1

38.1 Jurisdiction

38.1.1 The courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

38.1.2 The Parties agree that the courts of England and Wales are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.1.3 Notwithstanding Clauses 38.1.1 and 38.1.2 above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, a Finance Party may take concurrent proceedings in any number of jurisdictions.

38.2 Service of process

Without prejudice to any other mode of service, each Obligor:

38.2.1 irrevocably appoints Airbags International Limited, Viking Way, Congleton, Cheshire, CW12 1TT United Kingdom, as agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

38.2.2 agrees to maintain an agent for service of process in England until all Commitments have terminated and the Loans and all other amounts payable under the Finance Documents have been finally, irrevocably and indefeasibly repaid in full;

38.2.3 agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;

38.2.4 consents to the service of process relating to any proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 36.2 (Addresses for notices); and

38.2.5 agrees that if the appointment of any person mentioned in Clause 38.2.1 above ceases to be effective, the Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, if the Obligor does not appoint a process agent within 15 days, the Facility Agent is entitled and authorised to appoint a process agent for the Obligor by notice to the Obligor.

39. GOVERNING LAW TC "39 GOVERNING LAW" \l 1

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40. INTEGRATION TC "40 INTEGRATION" \l 1

The Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

41. WAIVER OF IMMUNITY TC "41 WAIVER OF IMMUNITY" \l 1

Each Obligor irrevocably and unconditionally:

41.1 agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

41.2 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

41.3 waives all rights of immunity in respect of it or its assets.

42. WAIVER OF JURY TRIAL TC "42 WAIVER OF JURY TRIAL" \l 1

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

43. USA PATRIOT ACT TC "43 [USA PATRIOT ACT" \l 1

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

1 schedule 1 TC "Schedules" \l 4 \n

Lenders and Commitments TC "1 Lenders and Commitments" \l 3

Lenders	Commitments
Standard Chartered Bank AG	US$125,000,000
Total Commitments	US$125,000,000

2 schedule 2

Conditions Precedent Documents TC "2 Conditions Precedent Documents" \l 3

Part I. To be delivered before the first Request TC "Part I To be delivered before the first Request" \l 2

1. Each Obligor

1.1 A copy of the memorandum and articles of association and certificate of incorporation of each Obligor.

1.2 A copy of a resolution of the board of directors of each Obligor:

1.2.1 approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2 authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

1.2.3 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant Requests) to be signed and/or despatched by it under or in connection with this Agreement; and

1.2.4 appointing the Obligors’ Agent to act as its agent in connection with the Finance Documents.

1.3 A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4 A certificate of a director or authorised officer of each Obligor confirming that the borrowing or guaranteeing, as appropriate, of the Total Commitments in full would not cause any borrowing or guaranteeing limit binding on it to be exceeded.

1.5 A certificate of the secretary or other authorised officer of each Obligor certifying that each copy document specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2. Other documents

2.1 Evidence that the process agent referred to in Clause 38.2 (Service of process) has accepted its appointment.

2.2 Confirmation from the Parent that it is not, to the best of its knowledge and belief after full and due enquiry, in breach of any other agreement to which it is a party and which could reasonably be expected to have a material adverse effect.

2.3 Each Fee Letter referred to in Clauses 21.1 (Upfront fee) and 21.2 (Facility Agent's fee) executed by the parties to it.

2.4 Evidence that all fees and expenses then due and payable from the Obligors under this Agreement have been or will be paid on or by the earlier of first Drawdown Date or otherwise in accordance with the terms of the relevant Fee Letter.

2.5 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

3. Legal opinions

3.1 A legal opinion of Hogan Lovells US LLP, legal advisers in the State of Delaware, USA to the Obligors.

3.2 A legal opinion of Richards, Layton & Finger, P.A., legal advisers in the State of Delaware, USA to the Finance Parties.

3.3 A legal opinion of Ice Miller LLP, legal advisers in the State of Indiana, USA to the Obligors.

3.4 A legal opinion of Eversheds Sutherland (International) LLP, legal advisers to the law of England and Wales to the Finance Parties.

4. Other documents and evidence

4.1 Such documentation and other evidence requested by a Finance Party which it is entitled to request in accordance with Clause 18.19.1 (Know your customer requirements).

4.2 A certificate of a director of the Parent identifying each Material Subsidiary of the Parent as at the date of this Agreement.

Part II. For an Additional Borrower TC "Part II For an Additional Borrower" \l 2

1. Additional Borrowers

1.1 An Accession Agreement, duly executed by the Parent and the Additional Borrower.

1.2 A copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower.

1.3 A copy of a resolution of the board of directors of the Additional Borrower:

1.3.1 approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents and resolving that it execute the Accession Agreement;

1.3.2 authorising a specified person or persons to execute the Accession Agreement on its behalf;

1.3.3 authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Request) to be signed and/or despatched by it under or in connection with the Finance Documents; and

1.3.4 appointing the Obligors’ Agent to act as its agent in connection with the Finance Documents.

1.4 A specimen of the signature of each person authorised on behalf of the Additional Borrower to execute any Finance Document or to sign or send any document or notice in connection with any Finance Document.

2. Other Documents

2.1 A certificate of an authorised signatory of the Additional Borrower:

2.1.1 confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

2.1.2 certifying that each copy document specified in Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

2.2 A certificate of an authorised signatory of the Parent confirming that:

2.2.1 no Default is continuing; and

2.2.2 no Default would occur as a result of the Additional Borrower acceding to this Agreement.

2.3 If available, a copy of the latest audited accounts of the Additional Borrower.

3. Legal opinions

3.1 A legal opinion of Eversheds Sutherland (International) LLP or such other firm as may be appointed English legal advisers to the Facility Agent, addressed to the Finance Parties.

3.2 If the Additional Borrower is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

4. Other documents and evidence

4.1 Evidence that all expenses due and payable from the Parent under this Agreement in respect of the Accession Agreement have been paid.

4.2 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Parent is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

4.3 If the Additional Borrower is incorporated outside of England, evidence that the process agent referred to in Clause 38.2 (Service of process) has, if not an Obligor, accepted its appointment in relation to the proposed Additional Borrower.

3 schedule 3

Form of Request TC "3 Form of Request" \l 3

To: [Standard Chartered Bank as Facility Agent]

From: [OBLIGORS’ AGENT]

Date: [●]

Autoliv, Inc. US$125,000,000 Credit Agreement

dated [●] 2024 (the “Agreement”)

1. We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meaning in this Request unless given a different meaning in this Request.

2. We wish to utilise the Facility as follows:

(a) Borrower: [ ]

(b) Drawdown Date: [ ]

(c) Amount: [ ]

(d) Currency: US Dollars

(e) Interest Period: [ ]

(f) Payment instructions: [ ]

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Request.

By:

[OBLIGORS’ AGENT]

Authorised Signatory

4 schedule 4

Form of Novation Certificate TC "4 Form of Novation Certificate" \l 3

To: [Standard Chartered Bank] as Facility Agent

From: [THE EXISTING LENDER] and [THE NEW LENDER]

Date: [●]

Autoliv, Inc. US$125,000,000 Credit Agreement

dated [●] 2024 (the “Agreement”)

1. We refer to this Agreement. This is a Novation Certificate. Terms defined in the Agreement have the same meaning in this Novation Certificate unless given a different meaning in this Novation Certificate.

2. We refer to Clause 27.3 (Procedure for novations) of the Agreement.

3. We [ ] (the “Existing Lender”) and [ ] (the “New Lender”) agree to the Existing Lender and the New Lender transferring by novation all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that Existing Lender’s Commitment(s) and participation in Loan(s) referred to in the Schedule in accordance with Clause 27.3 (Procedure for novations) of the Agreement.

4. The proposed Transfer Date is [date of novation].

5. The Facility Office and address for notices of the New Lender for the purposes of Clause 36.2 (Addresses for notices) of the Agreement are set out in the Schedule.

6. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.2.9 of the Agreement.

7. This Novation Certificate and any non-contractual obligations arising out of it are governed by English law.

8. This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

9. This Novation Certificate has been entered into on the date stated at the beginning of this Novation Certificate.

THE SCHEDULE

Commitments/rights and obligations to be novated

[Insert relevant details, plus notice details]

[Existing Lender]	[New Lender]
By:	By:
Date:	Date:
[New Lender]
[Facility Office	Address for notices]
[AGENT]
By:
Date:

5 schedule 5

Form of Compliance Certificate TC "5 Form of Compliance Certificate" \l 3

To: [Standard Chartered Bank] as Facility Agent

From: AUTOLIV, INC.

Date: [●]

Autoliv, Inc. US$125,000,000 Credit Agreement

dated [●] 2024 (the “Agreement”)

1. We refer to the Agreement. This is the Compliance Certificate referred to in Clause 17.5 (Compliance certificates) of the Agreement. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that as at [relevant balance sheet date] Subsidiary Borrowings were [ ] (Covenant level requirement not more than US$[●]).

3. We confirm the credit ratings as at the date of this Compliance Certificate of the long term unsecured and unsubordinated debt of Autoliv, Inc. given by:

(a) [insert relevant Rating Agency's name] was [ ]; and

(b) [insert relevant Rating Agency's name] was [ ].

4. We confirm that no Default is outstanding as at the date of this Compliance Certificate.

By:

………………………………………………………… AUTOLIV, INC.

6 schedule 6

Form of Accession Agreement TC "6 Form of Accession Agreement" \l 3

To: [Standard Chartered Bank] as Facility Agent

From: AUTOLIV, INC. and [Proposed Borrower]

Date: [●]

Autoliv, Inc. US$125,000,000 Credit Agreement

dated [●] 2024 (the “Agreement”)

1. We refer to the Agreement. This is an Accession Agreement. Terms defined in the Agreement have the same meaning in this Accession Agreement unless given a different meaning in this Accession Agreement.

2. [Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 27.7 (Additional Borrowers) of the Agreement. [Name of company] is a company duly incorporated under the laws of [name of jurisdiction].

3. This Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

AUTOLIV, INC.

By:

[PROPOSED BORROWER]

By:

7 schedule 7

Form of Increase Confirmation TC "7 Form of Increase Confirmation" \l 3

To: [Standard Chartered Bank] as Facility Agent and Autoliv, Inc. as the Parent

From: [the Increase Lender] (the Increase Lender)

Dated:

Autoliv, Inc. US$125,000,000 Credit Agreement

dated [●] 2024 (the “Agreement”)

1. We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2. We refer to Clause 2.8 (Increase) of the Agreement.

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5. On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6. The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses for notices) are set out in the Schedule.

7. The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.8.6 (Increase) of the Agreement.

8. The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is not a Defaulting Lender.

9. This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10. This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

11. This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent, and the Increase Date is confirmed as [●].

Facility Agent

By:

8 schedule 8

Form of Substitute Affiliate Lender Designation Notice TC "8 Form of Substitute Affiliate Lender Designation Notice" \l 3

To: [Standard Chartered Bank] as Facility Agent and Autoliv, Inc. as the Parent

From: [the Designating Lender] (the “Designating Lender”)

Dated:

Autoliv, Inc. US$125,000,000 Credit Agreement

dated [●] 2024 (the “Agreement”)

1. We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Designation Notice unless given a different meaning in this Designation Notice.

2. We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of the US$ [amount] Loan referred to in the Request dated [●] to be advanced to [Borrower] (the “Designated Loan”).

3. The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Address for notices:

Jurisdiction of Incorporation:

4. By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loan[s] as indicated above and agrees to be bound by the terms of the Agreement accordingly.

5. This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

6. This Designation Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Designation Notice.

…………………………………………………………………

For and on behalf of

[Designating Lender]

We acknowledge and agree to the terms of the above.

…………………………………………………………………

For and on behalf of

[Substitute Affiliate Lender]

We acknowledge the terms of the above.

…………………………………………………………………

For and on behalf of

the [Facility Agent]

Dated

9 schedule 9

Reference Rate Terms TC "9 Compounded Rate Terms" \l 3

DOLLARS

CURRENCY:	US Dollars.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	Not applicable
Business Day Conventions (definition of “month” and Clause 8.3 (Non-Business Days)):

(a) If any period is expressed to accrue by reference to a month or any number of months then, in respect of the last month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal

Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20% trimmed arithmetic mean (calculated by the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR was available.

Central Bank Rate Spread

means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent between:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	Interest Period	Credit Adjustment Spread (% p.a.)
	one month or less	0.11448
	more than one month but less than or equal to two months	0.18456
	more than two months but less than or equal to three months	0.26161
	more than three months but less than or equal to six months	0.42826
Daily Rate:

The “Daily Rate” for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day;

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
RFR:

The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a) a Saturday or Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Interest Periods
Periods capable of selection as Interest Periods (Clause 8.2.2):	One month Two months Three months

Reporting Times
Deadline for Lenders to report their cost of funds in accordance with Clause 10.2 (Cost of funds)

Close of business on the date falling five Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

10 schedule 10

Daily Non-Cumulative Compounded RFR Rate TC "10 Daily Non-Cumulative Compounded RFR Rate" \l 3

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

(UCCDRi-UCCDRi-1)×dccni

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day i;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

ACCDR×tnidcc

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to either (a) four decimal places, or (b) if different, such other number of decimal places as provided for in the definition of “Daily Rate” in the relevant Compounded Rate Terms) calculated as set out below:

ⅈ=1d01+DailyRatei-LP×nidcc-1× dcctni

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

11 schedule 11

Cumulative Compounded RFR Rate TC "11 Cumulative Compounded RFR Rate" \l 3

The “Cumulative Compounded RFR Rate” for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 10 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

ⅈ=1d01+DailyRatei-LP×nidcc-1×dccd

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

SIGNATURE PAGE TO FACILITIES AGREEMENT

PARENT

AUTOLIV, INC.

By: /s/ Anthony Nellis

Name: Anthony Nellis

Title: General Counsel

GUARANTORS

AUTOLIV, INC.

By: /s/ Anthony Nellis

Name: Anthony Nellis

Title: General Counsel

AUTOLIV ASP, INC.

By: /s/ Anthony Nellis

Name: Anthony Nellis

Title: General Counsel

ORIGINAL BORROWER

By: /s/ Anthony Nellis

Name: Anthony Nellis

Title: General Counsel

Autoliv- Facility Agreement- Signature Page

MANDATED LEAD ARRANGER

STANDARD CHARTERED BANK

By: /s/ Faye Drew

Name: Faye Drew

Title: Executive Director: Financing Solutions, Europe

Autoliv- Facility Agreement- Signature Page

ORIGINAL LENDERS

STANDARD CHARTERED BANK AG

By: /s/ Michael Norden

Name: Michael Norden

Title: Managing Director

Autoliv- Facility Agreement- Signature Page

FACILITY AGENT

STANDARD CHARTERED BANK

By: /s/ Faye Drew

Name: Faye Drew

Title: Executive Director: Financing Solutions, Europe

Autoliv- Facility Agreement- Signature Page